UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12	0
HERITAGE FINANCIAL CORPORATION
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.
1

March 20, 2026

Dear Shareholder:
On behalf of the Board of Directors and management of Heritage Financial Corporation, we cordially invite you to attend the 2026 annual meeting of shareholders. The meeting will be conducted virtually only via live webcast at 9:00 a.m., Pacific Time, on Thursday, May 7, 2026. There is no physical location for the annual meeting. You will be able to attend the virtual annual meeting, submit questions and vote online by logging on to www.meetnow.global/MYZUC44 using the unique control number that has been provided with the Notice Regarding the Availability of Proxy Materials. The matters expected to be acted upon at the meeting are described in the attached Proxy Statement.
We encourage you to attend the virtual annual meeting. Whether or not you plan to attend the virtual annual meeting, please take the time to read the Proxy Statement and vote via the Internet or telephone or by completing and mailing a proxy card as promptly as possible. This will save us the additional expense of soliciting proxies and will ensure that your shares are represented at the annual meeting.
Your Board of Directors and management are committed to the continued success of Heritage Financial Corporation and the enhancement of your investment. We appreciate your confidence and support and look forward to your attendance at the virtual annual meeting.

Brian L. Vance	Bryan D. McDonald
Board Chair	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, May 7, 2026

Time:	9:00 a.m., Pacific Time

Place:	Virtual Shareholders' Meeting - www.meetnow.global/MYZUC44
Matters to be Voted On:

1.The election of eleven directors to each serve for a one-year term.
2.An advisory (non-binding) vote to approve the compensation paid to our named executive officers.
3.The ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2026.
We will also transact other business that may properly come before the meeting, or any adjournment or postponement thereof. Shareholders of record at the close of business on March 9, 2026 are entitled to receive notice of and to vote at the annual meeting. Shareholders who vote by proxy do not need to participate in the annual shareholders' meeting as a "Shareholder" and may simply access the meeting as a "Guest." However, any shareholder who wishes to participate in the virtual meeting should follow the instructions below to access the meeting at www.meetnow.global/MYZUC44.

Registered Shareholders: If your shares are registered directly in your name with Computershare Inc. ("Computershare"), our stock transfer agent, you are considered the shareholder of record with respect to those shares. Shareholders of record may participate in the meeting as a "Shareholder" or as a "Guest." If you participate as a Shareholder, you will be able to vote your shares and ask questions of management during the virtual meeting. Voting instructions will be provided on the meeting website during the meeting. To join as a Shareholder, you will need the unique control number provided with the Notice of Internet Availability of Proxy Materials.

Beneficial Owners of Shares Held in Street Name: If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to fully participate in the meeting. You may participate as a "Guest" without having a unique control number, but you will not have the option to vote your shares or ask questions during the virtual meeting if attending as a "Guest". To fully participate in the meeting as a "Shareholder," you must obtain a unique control number by registering in advance with Computershare. See the section of the enclosed Proxy Statement titled "What if My Shares Are Held in Street Name by a Broker?" for further instructions.

Please also refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail. You can request to receive proxy materials by mail or e-mail. Promptly voting your shares via the Internet, by telephone, or by signing, dating, and returning a proxy card, which is solicited by the Board of Directors, will save us the expense and extra work for additional solicitation. The proxy will not be used if you attend and vote at the virtual annual meeting. Please vote your shares at your earliest convenience. Your vote is very important and this will ensure the presence of a quorum at the meeting.

By Order of the Board of Directors,

Kaylene M. Lahn, Corporate Secretary
Olympia, Washington
March 20, 2026

PROXY SUMMARY
This summary highlights information contained elsewhere in the Proxy Statement. This summary provides an overview and is not intended to contain all the information that you should consider before voting. We encourage you to read the entire Proxy Statement for more detailed information on each topic prior to casting your vote.
2026 Annual Meeting of Shareholders

DATE:	TIME:	PLACE:
Thursday, May 7, 2026	9:00 a.m., Pacific Time	Virtual Shareholders' Meeting

Voting Matters and Board Recommendations

Proposal		Board Recommendation	Page
1	The election of eleven directors to each serve for a one-year term.	FOR each nominee	6
2	An advisory (non-binding) vote to approve the compensation paid to our named executive officers.	FOR	23
3	The ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2026.	FOR	51

Director Nominees

				Committee Membership

Name	Age(1)	Director since	Independent	Audit and Finance	Compensation	Corporate Governance and Nominating	Risk and Technology
Scott T. Allan	60	2026	✓	✓			✓
Brian S. Charneski	64	2000	✓	Chair		✓
Trevor D. Dryer	47	2022	✓	✓			✓
Kimberly T. Ellwanger	66	2006	✓		✓	✓
Gail B. Giacobbe	57	2022	✓		✓		✓
Jeffrey S. Lyon	73	2001	✓	✓	Chair
Bryan D. McDonald	54	2025					✓
Frederick B. Rivera	57	2020	✓		✓	Chair
Karen R. Saunders	61	2025	✓	✓			✓
Brian L. Vance	71	2002	✓				Chair
Ann Watson	64	2012	✓		✓	✓
(1)    As of December 31, 2025.
i

Board Structure

The Heritage Board of Directors is well balanced with a diverse set of skills, backgrounds, ethnicities, and genders. As of the mailing of this Proxy Statement, there were eleven board members and the board composition consisted of the following:

•Average Age:        61 years - directors may not stand for election after reaching age 75
•Diversity:        55% - 4 directors with gender diversity and 2 directors with ethnic diversity
•Average Tenure:    11 years - 6 of the 11 directors have served on the board for less than five years
•Independence:        91% - ten of the eleven directors are independent
2025 Business Highlights

During 2025, Heritage experienced stronger profitability, net interest margin expansion, disciplined expense management, and strong credit quality. Heritage remains focused on improving performance metrics and providing their shareholders with a positive return. Although total assets were slightly down from the prior year, total deposits increased by 4.1% for the same period. Heritage continued to restructure the balance sheet by selling lower yielding assets and leveraging proceeds for other balance sheet initiatives in order to improve future profitability. As a result of balance sheet restructuring transactions, 2025 pre-tax net income was reduced by $10.7 million in pre-tax losses in connection with the sale of investment securities. In September of 2025, Heritage announced the merger with Olympic Bancorp, Inc. ("Olympic") which became effective on January 31, 2026. Heritage incurred $1.0 million in pre-tax merger-related costs during 2025.

Financial summary results are shown below:

Performance Metric	At or for the Year Ended December 31, 2025	At or for the Year Ended December 31, 2024	% Change
Total Assets	$6.97 billion	$7.11 billion	(2.0)%
Net Income	$67.5 million	$43.3 million	56.1%
Diluted Earnings per Share (1)	$1.96	$1.24	58.1%
Total Loans, Net	$4.73 billion	$4.75 billion	(0.4)%
Total Deposits	$5.92 billion	$5.68 billion	4.1%
Overhead Ratio (2)	2.36%	2.22%	6.3%
Dividends Paid	$0.96	$0.92	4.3%
(1) "Diluted Earnings per Share" equals Net Income divided by diluted weighted average common shares outstanding.
(2) Overhead Ratio" equals Heritage's non-interest expense divided by its average assets.

ii

TABLE OF CONTENTS

Information About the Annual Meeting	1	2023 Performance Share Award Payout	33

Security Ownership of Certain Beneficial Owners and Management	5	NEO Stock Ownership Guidelines	34

Proposal 1—Election of Directors	6	Retirement Benefits	34

Meetings and Committees of the Board of Directors	13	Perquisites and Other Benefits	35

Corporate Governance	15	Regulatory Considerations	36

Environmental, Social and Governance Practices	19	Clawback Policy	37

Director Compensation	21	Policies and Practices Related to the Grant of Certain Equity Awards	37

Proposal 2—Advisory (Non-Binding) Vote on Executive Compensation	23	Insider Trading Policy	37

Information About Executive Officers	24	Anti-Hedging and Pledging Policy	37

Compensation Discussion and Analysis	25	Tax and Accounting Considerations	37

Company Summary	25	Report of the Compensation Committee	37

2025 Executive Compensation Highlights	25	Executive Compensation	38

2025 Say-on-Pay Results and Shareholder Outreach	26	Summary Compensation Table	38

Best Practice Features	26	Grants of Plan-Based Awards Table	39

2025 Key Performance Metrics	27	Outstanding Equity Awards Table	40

Philosophy and Objectives of Our Executive Compensation Program	27	Option Exercises and Stock Vested	41

Role of the Compensation Committee	28	Nonqualified Deferred Compensation	41

Role of Management in Compensation Committee Deliberations	28	Potential Payments Upon Termination or Change in Control	43

Compensation Consultants and Advisors	29	Employment Agreements and Severance/Change in Control Benefits	44

Use of Competitive Data	29	Equity Plans	46

Performance-Based Equity Peer Group	29	Split-Dollar Agreements	47

Components of Compensation	30	Management Incentive Plan	47

Target Pay Mix	30	Compensation Committee Interlocks and Insider Participation	47

Base Salary	31	CEO Pay Ratio	47

Salary Adjustments Made in 2025	31	Pay Versus Performance	47

Annual Cash Incentives	31	Report of the Audit and Finance Committee	50

Annual Cash Incentive Performance Goals	32	Proposal 3—Ratification of the Appointment of Independent Registered Public Accounting Firm	51

2025 Annual Cash Incentive Award Determinations	32	Shareholder Proposals	52

Equity-Based Compensation	32	Miscellaneous	53

2025 Equity Award Determinations	33

PROXY STATEMENT
2026 ANNUAL MEETING OF SHAREHOLDERS
HERITAGE FINANCIAL CORPORATION
201 Fifth Avenue S.W.
Olympia, Washington 98501
(360) 943-1500

This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation by the board of directors (the “Board”) of Heritage Financial Corporation of proxies to be voted at the 2026 annual meeting of shareholders (the “Annual Meeting”) to be held virtually only on Thursday, May 7, 2026, at 9:00 a.m., Pacific Time, and at any adjournments or postponements of the Annual Meeting. As always, we encourage you to vote your shares prior to the Annual Meeting, whether or not you plan to attend. We first provided access to this Proxy Statement and a form of proxy card on or about March 20, 2026.

The information provided in this Proxy Statement relates to Heritage Financial Corporation and its wholly-owned bank subsidiary, Heritage Bank. Heritage Financial Corporation may also be referred to as “Heritage” or the “Company.” Heritage Bank may also be referred to as the "Bank." All references in this Proxy Statement to “Heritage,” “we,” “us,” and “our” or similar references mean Heritage Financial Corporation and its consolidated subsidiaries.
Information About the Annual Meeting

Our Annual Meeting will be held as follows:

Date:	May 7, 2026

Time:	9:00 a.m., Pacific Time

Place:	Virtual Meeting - www.meetnow.global/MYZUC44
Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote on:

•The election of eleven directors to each serve for a one-year term.
•An advisory (non-binding) resolution to approve the compensation paid to our named executive officers.
•The ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2026.

We will also transact any other business that may properly come before the Annual Meeting. As of the date of this Proxy Statement, we are not aware of any business to be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 7, 2026

Our proxy materials are available on our website at www.hf-wa.com within the "Financials" section. The following materials are available for review:
•Proxy Statement;
•Notice of Internet Availability of Proxy Materials;
•Proxy Card; and
•Annual Report to Shareholders.

We provided access to our proxy materials beginning on or about March 20, 2026. On that day, we mailed the Notice of Internet Availability of Proxy Materials to our shareholders of record as of the close of business on March 9, 2026 (the "Record Date"). The Securities and Exchange Commission ("SEC") allows us to deliver proxy materials to shareholders over the Internet. We believe that this offers a convenient way for shareholders to access and review our information. It also reduces printing expenses and lessens the environmental impact of mailing paper copies of the Annual Meeting materials.
Who is Entitled to Vote?

We have fixed the close of business on March 9, 2026 as the record date for shareholders entitled to notice of and to vote at our Annual Meeting. Only holders of record of Heritage’s common stock as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. You are entitled to one vote for each share of Heritage common stock you own, unless you acquired more than 10% of Heritage’s outstanding common stock without prior Board approval. As provided in our Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), for each share in excess of 10% of the voting power of the outstanding shares of Heritage’s voting stock, the record holders in the aggregate will be entitled to cast one-hundredth of a vote per share, and the aggregate power of these record holders will be allocated proportionately among these record holders. As of the Record Date, we were aware of one owner that held in excess of 10% of our stock. Shareholders do not have cumulative voting rights with respect to the election of directors. As of the close of business on the Record Date, there were 41,131,100 shares of Heritage common stock outstanding and entitled to vote at the Annual Meeting.
How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders as of the close of business on the Record Date an opportunity to vote on matters scheduled for the Annual Meeting and described in these materials. This answer provides voting instructions for shareholders of record. You are a shareholder of record if your shares of Heritage common stock are held in your name. If you are a beneficial owner of Heritage common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions below, under "What if My Shares Are Held in "Street Name" by a Broker?"

Shares of Heritage common stock can only be voted if the shareholder is present in person or by proxy at the virtual Annual Meeting. To ensure your representation at the Annual Meeting, we recommend you vote by proxy even if you plan to attend the virtual Annual Meeting. You can always change your vote at the meeting if you are a shareholder of record as of the close of business on the Record Date and have joined the meeting as a "Shareholder." To join as a Shareholder, you will need the unique control number provided with the Notice of Internet Availability of Proxy Materials.

Voting instructions are included on the Notice of Internet Availability of Proxy Materials. Shares of Heritage common stock represented by properly executed proxies will be voted by the persons named on the form of proxy in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as to how to vote at the Annual Meeting, the persons named in the proxy will vote the shares "FOR" the election of each of our director nominees, "FOR" the advisory (non-binding) approval of the compensation of our named executive officers ("NEOs") as disclosed in this Proxy Statement, and "FOR" the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2026. If any other matters are properly presented at the Annual Meeting for action, the persons named in the form of proxy and acting thereunder will have the discretion to vote on those matters in accordance with their best judgment. We do not currently expect that any other matters will be properly presented for action at the Annual Meeting.

You may receive more than one proxy depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse, and some in trust for your children. In this case, you will receive three separate proxies to vote.

What if My Shares Are Held in "Street Name" by a Broker?

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee ("nominee"), the nominee, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to the nominee, the nominee may nevertheless vote the shares with respect to routine items, but will not be permitted to vote your shares with respect to non-routine items, pursuant to the rules governing brokers. This is generally referred to as a “broker non-vote.” Only the ratification of the appointment of Crowe LLP as our independent public accounting firm for the year ending December 31, 2026 is considered a routine matter. The proposal for the election of directors and the advisory (non-binding) vote on executive compensation are both considered non-routine items; therefore, you must provide instructions to the nominee to have your shares voted on these proposals.

If your shares are held in street name, you must register in advance to fully participate in the Annual Meeting. You may participate as a "Guest" without having a unique control number, but you will not have the option to vote your shares or ask questions at the virtual meeting. To fully participate in the meeting as a "Shareholder," you must obtain a unique control number by registering in advance with Computershare and submitting proof of your proxy power (legal proxy) reflecting your holdings along with your name and e-mail address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received by Computershare no later than 5:00 p.m., Eastern Time, on April 21, 2026. You will receive a confirmation of your registration by email after your registration materials are received. Requests for registration should be made as follows:

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com or send by mail to: Computershare, Heritage Financial Corporation Legal Proxy, P.O. Box 43006, Providence, RI 02940-3006.
How Will My Shares of Common Stock Held in the 401(k) Profit Sharing Plan Be Voted?

We maintain a 401(k) profit sharing plan (“401(k) Plan”), which owned 230,927 shares or 0.56% of Heritage’s common stock as of the close of business on the Record Date. Our employees participate in the 401(k) Plan. Each participant may instruct the 401(k) Plan trustee how to vote the shares of Heritage common stock allocated to the participant's account under the Plan by completing a vote authorization form, which will take the form of a separate proxy card indicating the shares held in the 401(k) Plan. If a participant properly executes a vote authorization form, the 401(k) Plan trustee will vote the participant’s shares in accordance with the participant’s instructions. 401(k) Plan shares for which proper voting instructions are not received will not be voted. To give the trustee sufficient time to vote, all vote authorization forms, which are in the form of a proxy card, must be received from 401(k) Plan participants by Computershare by April 30, 2026.
How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, virtually or by proxy, of at least a majority of the shares of Heritage common stock entitled to vote at the Annual Meeting as of the close of business on the Record Date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. As of the close of business on the Record Date, there were 41,131,100 shares of Heritage common stock outstanding and entitled to vote at the Annual Meeting. Therefore, at least 20,565,551 shares need to be represented in order to constitute a quorum. Only the holders of record of Heritage common stock at the close of business on the Record Date are entitled to receive notice of the Annual Meeting and to vote on such matters as may come before the Annual Meeting.
What if a Quorum is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, a majority of the shareholders present virtually or by proxy, at the Annual Meeting may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless a new record date for the Annual Meeting is set. An adjournment will have no effect on the business that may be conducted at the meeting.
Vote Required to Approve Proposal 1: Election of Directors

Our Amended and Restated Bylaws, as amended (the "Bylaws"), provide for the election of directors by the majority of votes cast by shareholders in uncontested elections, which means that the number of shares voted "FOR" a director nominee must exceed the number of shares voted "against" such director nominee in order for the director nominee to be elected. Abstentions and broker non-votes, if any, will not affect the outcome of the election. The term of any director who was a director at the time of the election but does not receive sufficient votes under the majority vote standard will continue to serve as a director until terminated on the earliest to occur of: (1) 90 days after the date election results are determined; (2) the date the Board appoints a new director to fill the position; or (3) the date and time the director's resignation is effective.

Our Bylaws provide that an election is considered a "contested election" if there are shareholder nominees for director who are properly submitted pursuant to Heritage's advance notice provision and who are not withdrawn by the advance notice deadline set forth in Heritage's Articles of Incorporation. If the Board determines that there is a "contested election," the election of directors will be held under a plurality standard. Under the plurality standard, the eleven director nominees who receive the highest number of votes will be elected. Under the plurality standard, abstentions, votes to “withhold,” and broker non-votes, if any, will not affect the outcome of the election.

Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors. Our Board recommends that you vote "FOR" the election of each of its director nominees.
Vote Required to Approve Proposal 2: Advisory (Non-Binding) Vote on Executive Compensation

Approval of the advisory (non-binding) vote to approve the compensation paid to our NEOs requires the affirmative vote of the majority of the shares of Heritage common stock present, virtually or by proxy, and entitled to vote at the Annual Meeting. Abstentions will have the same legal effect as a vote (against" this proposal, while broker non-votes, because they will not be counted as entitled to vote, will not affect the voting on this proposal. Our Board recommends that you vote "FOR" the adoption of an advisory (non-binding) resolution to approve the compensation paid to our NEOs.
Vote Required to Approve Proposal 3: Ratification of the Appointment of Our Independent Registered Public Accounting Firm

Ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2026 requires the affirmative vote of the majority of the shares of Heritage common stock present, virtually or by proxy, and entitled to vote at the Annual Meeting. Abstentions will have the same legal effect as a vote “against” this proposal, while broker non-votes, because they will not be counted as entitled to vote, will not affect the voting on this proposal. Our Board recommends that you vote "FOR" the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2026.
May I Revoke My Proxy?

You may revoke your proxy before it is voted by:
•submitting a new proxy with a later date;
•notifying the Corporate Secretary of Heritage in writing (or if you hold your shares in street name, your broker, bank or other nominee) before the Annual Meeting that you have revoked your proxy; or
•voting at the virtual Annual Meeting.

If you plan to attend the virtual Annual Meeting and wish to vote during the meeting, you must join the meeting as a "Shareholder." If you are a shareholder of record, you will need the unique control number provided with the Notice of Internet Availability of Proxy Materials. If you are the beneficial owner of shares held in "street name" by a broker, bank or other nominee, you will need to register in advance with Computershare by following the instructions in the section titled "What if My Shares Are Held in "Street Name" by a Broker?"
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth, as of the Record Date or the most currently reported date, information regarding share ownership of:

•those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of Heritage’s common stock other than directors and executive officers;
•each director of Heritage;
•each NEO named in the Summary Compensation Table appearing under “Executive Compensation” below; and
•all current directors and executive officers of Heritage as a group.
As of the close of business on the Record Date, there were 41,131,100 shares of Heritage common stock outstanding.

Persons and groups who beneficially own in excess of five percent of Heritage’s common stock are required to file with the SEC, and provide a copy to Heritage, reports disclosing their ownership pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To our knowledge, no other person or entity, other than as set forth below, beneficially owned more than five percent of the outstanding shares of Heritage’s common stock.

Beneficial Owners of More than 5%	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding
BlackRock Inc. (1) 55 East 52nd Street New York, NY 10055	5,072,306	12.3%
Prudential Financial Inc. (2) 751 Broad Street Newark, NJ 07102	3,107,165	7.6%
The Vanguard Group (3) 100 Vanguard Boulevard Malvern, PA 19355	2,675,478	6.5%
Victory Capital Management Inc. (4) 15935 La Cantera Pkway San Antonio, TX 78256	2,406,061	5.8%
(1)According to a Schedule 13G/A filed with the SEC on January 23, 2024 reporting shares owned as of December 31, 2023, BlackRock Inc. had sole voting power over 4,995,852 shares and sole dispositive power over 5,072,306 shares. The interest of iShares Core S&P Small-Cap ETF Advisors in the common stock of Heritage is more than 5% of the total outstanding common stock.
(2)According to a Schedule 13G/A filed with the SEC on January 30, 2026 reporting shares owned as of December 31, 2025, Prudential Financial Inc. is a Parent Holding Company and the indirect parent of the subsidiary, Jennison Associates LLC, who is the beneficial owner of 3,107,165 shares. Prudential had sole voting power and shared dispositive power over 3,107,165 shares of their subsidiaries, and Jennison Associates LLC had sole voting and dispositive power over 3,107,165 shares.
(3)According to a Schedule 13G/A filed with the SEC on February 13, 2024 reporting shares owned as of December 29, 2023, the Vanguard Group had shared voting power over 32,363 shares, sole dispositive power over 2,612,144 shares, and shared dispositive power over 63,334 shares.
(4)According to Schedule 13G filed with the SEC on August 8, 2025 reporting shares owned as of June 30, 2025, Victory Capital Management, Inc. had sole voting power over 2,388,990 shares and sole dispositive power over 2,406,061 shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In accordance with Rule 13d-3 of the Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares. Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of our named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power. In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding restricted stock units that will vest within 60 days after the Record Date, are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table shows, as of the close of business on the Record Date, the amount of Heritage common stock owned (unless otherwise indicated) by each director and NEO, and all of our directors and executive officers as a group.

Directors & Named Executive Officers	Shares		Restricted Stock Units (1)	Total Beneficial Ownership	Percent of Common Stock Outstanding
Scott T. Allan	—		—	—	*
Brian S. Charneski	56,166	(2)	2,218	58,384	*
Trevor D. Dryer	7,759		2,218	9,977	*
Kimberly T. Ellwanger	32,819	(3)	2,218	35,037	*
Gail B. Giacobbe	7,759		2,218	9,977	*
Jeffrey S. Lyon	48,501		2,218	50,719	*
Bryan D. McDonald	62,648	(4)	8,069	70,717	*
Frederick B. Rivera	4,972		2,218	7,190	*
Karen R. Saunders	—		2,218	2,218	*
Brian L. Vance	126,230	(5)	2,218	128,448	*
Ann Watson	23,903	(6)	2,218	26,121	*
Nicholas M. Bley	3,814		—	3,814	*
Tony W. Chalfant	19,870	(7)	5,152	25,022	*
Donald J. Hinson	42,087		6,031	48,118	*
Matthew T. Ray	22,660		4,516	27,176	*
Directors and Executive Officers as a group (20 persons)	546,729		68,059	614,788	1.49%

*	Less than one percent of shares outstanding
(1)Represents service-based restricted stock and performance stock units (at target) which will vest within 60 days of March 9, 2026.
(2)Includes 13,675 shares owned by an entity controlled by Mr. Charneski.
(3)Shares are held in trust.
(4)Includes 31,363 shares held jointly with his spouse and 31,285 vested shares held in the 401(k) plan.
(5)Includes 100,124 shares held jointly with his spouse and 26,106 vested shares held in the 401(k) plan.
(6)Includes 4,000 shares held in Ms. Watson's IRA and 19,903 shares held jointly with her spouse.
(7)Shares are held jointly with his spouse.

PROPOSAL 1—ELECTION OF DIRECTORS
Our Board currently consists of 11 directors and the individuals below have been nominated to serve a one-year term ending at the 2027 annual meeting of shareholders, or until the earlier of their retirement or when their respective successors have been duly elected and qualified.
The table below sets forth information regarding each director nominee, including his or her age, position and term of office. Each nominee currently serves as a director and has consented to being named in this Proxy Statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority. At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

Because this is an uncontested election, a nominee will be elected if the number of shares voted “FOR” the nominee exceed the number of shares voted “against” such director nominee. Abstentions and broker non-votes, if any, will not affect the outcome of the election. The Board recommends you vote "FOR" the election of each of the nominees in the table below.

Name	Age(1)	Position(s) Held with Heritage	Director Since	Term to Expire(2)
Scott T. Allan	60	Director	2026	2027
Brian S. Charneski	64	Director	2000	2027
Trevor D. Dryer	47	Director	2022	2027
Kimberly T. Ellwanger	66	Director	2006	2027
Gail B. Giacobbe	57	Director	2022	2027
Jeffrey S. Lyon	73	Director	2001	2027
Bryan M. McDonald	54	President and CEO, Director	2025	2027
Frederick B. Rivera	57	Director	2020	2027
Karen R. Saunders	61	Director	2025	2027
Brian L. Vance	71	Board Chair	2002	2027
Ann Watson	64	Director	2012	2027
(1)    As of December 31, 2025.
(2)    Assuming elected at the Annual Meeting.
Business Experience of Nominees for Reelection

The business experience of each nominee of Heritage for at least the past five years and the experience, qualifications, attributes, skills, and areas of expertise of each nominee that led to the conclusion that such person is qualified to serve as a director of Heritage, is set forth below. All nominees have held their present positions for at least five years unless otherwise indicated and none of the nominees serve as a director of a public company board other than Heritage.

SCOTT T. ALLAN	DIRECTOR SINCE 2026

Scott T. Allan is a partner of Cascade Growth Partners, based in Bend, Oregon. Mr. Allan is a director of Rumpl and an advisory board member for Roam Water and Oregon State University Cascades. Mr. Allan previously served as Senior Vice President and General Manager at Helen of Troy from 2016 to 2020. Prior to Helen of Troy’s acquisition of Hydro Flask, he was the President and CEO of Hydro Flask from 2012 to 2016. Mr. Allan has held a wide array of impactful roles in his career, including Sales Engineer at CAD Microsystems, management consultant at PricewaterhouseCoopers LLP, Vice President of Product Operations at iSign Solutions Inc., Vice President of Product Marketing, COO at @pos, General Manager at Symbol Technologies, CEO of TriniTEO, Senior Director at NXP Semiconductors, and interim CEO at Puffin Drinkwear. He holds a Bachelor of Science in Mechanical Engineering from the University of California, Berkeley and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

Committees: • Audit and Finance • Risk and Technology
Qualifications:
Mr. Allan brings extensive executive leadership and business acumen to the Board. He has a diverse professional background spanning engineering, consulting, venture-backed startups, and consumer brand leadership.

BRIAN S. CHARNESKI	DIRECTOR SINCE 2000

Brian S. Charneski is the President of L&E Bottling Company, based in Olympia, Washington, and is Chairman of Pepsi Northwest Beverages, LLC, a regional beverage manufacturing joint venture with PepsiCo, Inc. that is headquartered in Tumwater, Washington. Mr. Charneski is a director of the American Beverage Association and is also a Chairman of the board of directors of the Pepsi-Cola Bottlers Association, having also chaired the Association from 2005 to 2007. Mr. Charneski has extensive experience in the consumer products industry from product development, sales and marketing to manufacturing and logistics. Mr. Charneski is a past director of the Washington Center for Performing Arts, the Community Foundation of the South Sound and formerly served as a Trustee of St. Martin’s University. Mr. Charneski is a 1985 graduate of Seattle University with a Bachelor of Arts in Economics. Mr. Charneski was appointed as Lead Independent Director effective as of July 1, 2019, after having served as our Chairman since 2016.

Committees: • Audit and Finance (Chair) • Corporate Governance and Nominating
Qualifications:
Mr. Charneski serves as Lead Independent Director and provides a depth of knowledge in corporate and regulatory matters as he is a strong advocate for the beverage industry. He brings significant financial, legal, economic, human capital management, and merger and acquisition expertise to the Board.

TREVOR D. DRYER	DIRECTOR SINCE 2022

Trevor D. Dryer is the Managing Partner at Cedarline Lending, a technology-driven lender specializing in construction loans for single-family home builders, based in Lake Oswego, Oregon. From 2018 to 2025, he was the Director, Co-Founder and CEO of Carbon Title. Prior to this, he was the CEO and Director of Mirador from 2014 to 2018. Mirador was a company he co-founded to provide small businesses with the digital platform to access reasonably-priced loans from banks and credit unions. After selling Mirador in 2018 and integrating it into CUNA Mutual Group, he joined Serent Capital as a Senior Vice President, where he was a member of the firm’s investment committee and advised portfolio companies on corporate strategy, operations, and growth. He also led mobile payments product management at Intuit. Mr. Dryer is a former attorney at Munger, Tolles & Olson as well as a judicial clerk on the U.S. Court of Appeals for the Ninth Circuit. Mr. Dryer earned a Juris Doctor degree from Stanford Law School. He attained a Bachelor of Arts degree in History and Literature from Harvard University, magna cum laude.

Committees: • Audit and Finance • Risk and Technology	Qualifications: Mr. Dryer brings significant technical and entrepreneurial expertise to the Board, which is complemented by his legal expertise and executive leadership skills.

KIMBERLY T. ELLWANGER	DIRECTOR SINCE 2006

Kimberly T. Ellwanger was Senior Director of Corporate Affairs and Associate General Counsel at Microsoft Corporation of Redmond, Washington from 1991 until her retirement in 1999. She led Microsoft in developing a corporate presence in government, industry and community affairs including opening a Washington, D.C. office and developing a network of state and local government affairs representation. Prior to joining Microsoft, Ms. Ellwanger was a Partner at Perkins Coie in Seattle, Washington, where her legal practice included state and local tax planning, tax litigation, bankruptcy, general business and corporate advice and transactions. She has been involved in numerous civic and professional activities including serving on the boards of directors of the Northwest Chapter of the National Association of Corporate Directors (“NACD”), past Chair of the Community Foundation of South Puget Sound, the Providence St. Peter Foundation, the South Sound YMCA, past Chair of the Washington Council on International Trade and past Vice President of the Business Software Alliance. Ms. Ellwanger graduated with high honors from the University of Washington School of Law and graduated Phi Beta Kappa from Vassar College with an honors degree in economics. She has completed NACD's comprehensive program of study to become an NACD Leadership Fellow.

Committees: • Compensation • Corporate Governance and Nominating
Qualifications:
Ms. Ellwanger brings significant legal expertise to the Board, which is complemented by her management and leadership skills and corporate governance, government and regulatory expertise.

GAIL B. GIACOBBE	DIRECTOR SINCE 2022

Gail B. Giacobbe serves as the Vice President of Product Management with Google. She is a senior technology products and services executive with extensive experience leading product organizations in enterprise, business-to-business, and consumer software, spanning Fortune 100 companies, high growth venture capital and private equity funded enterprises. Prior to Google, she served as the Vice President of Product Management at Microsoft from 2019 to 2024, and as the Vice President of Product and User Experience at GoDaddy from 2015 to 2019. Earlier in her career Ms. Giacobbe worked in a variety of product leadership roles at Microsoft, including Principal Group Product Manager for Skype, Outlook, and SharePoint. An active community leader, Ms. Giacobbe serves as a trustee and past board president for the Henry Art Gallery at the University of Washington. From 2014 to 2024, she served on the board of directors of JFS Seattle, where she was chair of the compensation committee Ms. Giacobbe has also served as guest lecturer and Executive in Residence at the University of Washington Foster School of Business and served on the advisory board for Seattle University, providing guidance for the design of the Masters of Science in Data Science program, which launched in the fall of 2021. She graduated with honors from Princeton University and holds a Master of Arts in Teaching from Brown University.

Committees: • Compensation • Risk and Technology
Qualifications:
Ms. Giacobbe brings deep expertise in digital transformation, personalization, and customer experience to the Board. Ms. Giacobbe brings extensive experience in strategic leadership, management, and cultural transformation.

JEFFREY S. LYON	DIRECTOR SINCE 2001

Jeffrey S. Lyon currently serves as the Chairman Emeritus of Kidder Mathews, headquartered in Seattle, Washington. He was formerly the Chairman of Kidder Mathews from 2000 to 2023. He retired as CEO for Kidder Mathews on July 1, 2020 and as Chairman on January 1, 2023. Mr. Lyon has 50 years of experience in the commercial real estate industry in the Puget Sound area. He was formerly a member of the Real Estate Advisory Board at the Runstad School of Real Estate at the University of Washington. Mr. Lyon earned a Bachelor of Arts degree in real estate and finance from the University of Oregon and is a certified member of the Commercial Investment Real Estate Institute (CCIM). He is an active community leader and currently serves on the boards of directors of the CCIM Foundation and Evergreen Real Estate Operations companies, a private real estate company. He formerly served on the board of directors of the Economic Development Council for Tacoma-Pierce County.

Committees: • Compensation (Chair) • Audit and Finance	Qualifications: Mr. Lyon provides expertise in the commercial real estate industry and has excellent entrepreneurial, strategic and executive leadership skills.

BRYAN D. MCDONALD	DIRECTOR SINCE 2025

Bryan D. McDonald currently serves as the President and CEO of Heritage and Heritage Bank. He was promoted to President and CEO of Heritage effective May 6, 2025, at which time he was also appointed to the Board. He has also served as President and CEO of Heritage Bank since July 1, 2024. Prior to that, Mr. McDonald served as Executive Vice President and Chief Operating Officer of Heritage Bank beginning July 1, 2018, and as President and Chief Operating Officer beginning July 1, 2021. Mr. McDonald joined Heritage as Executive Vice President and Chief Lending Officer as a result of the merger between Heritage and Washington Banking Company, which was effective May 1, 2014. Previously, with Whidbey Island Bank he held the position of President and Chief Executive Officer from January 2012 to May 2014. He joined Whidbey Island Bank in 2006 as Commercial Banking Manager and was promoted to Chief Operating Officer in 2010. Mr. McDonald serves on the boards for the Washington Bankers Associations, the Pacific Coast Banking School, and the Association of Washington Business.

Committees: • Risk and Technology	Qualifications: McDonald has extensive executive leadership experience in various sales, credit, operations, commercial banking and residential real estate areas.

FREDERICK B. RIVERA	DIRECTOR SINCE 2020

Frederick (Fred) B. Rivera is the CEO and Founder of The Rivera Group, a sports and business advisory firm formed in 2025. He was formerly the Executive Vice President, Corporate Secretary, and General Counsel for the Seattle Mariners in Seattle, Washington from 2017 to 2025 until his retirement and he will continue with the Mariners in an advisor role. Previously, Mr. Rivera was a Partner at Perkins Coie law firm in Seattle from 1998 to 2017 and the Managing Partner from 2013 to 2017 with the exception of when he served as Vice President of Internal Investigations at Fannie Mae from 2006 to 2008. He began his legal career in 1993 as a trial attorney in the Civil Rights Division of the U.S. Department of Justice. Mr. Rivera currently serves on boards for Delta Dental of Washington where he chairs the Governance and Nominations Committee, The Seattle Foundation, the Seattle Colleges Foundation, Summer Search, and the Association of Washington Businesses. He previously served on the board of directors of OAC Services, Inc. and was the board chair for the United Way of King County. He holds a Bachelor of Arts from California State University, Northridge and graduated from the Gonzaga School of Law. Mr. Rivera also completed the Executive Leadership Program at the Northwestern Kellogg School of Management.

Committees: • Compensation • Corporate Governance and Nominating (Chair)
Qualifications:
Mr. Rivera brings valuable legal expertise and management skills to the Board. Mr. Rivera brings knowledge of the financial services industry, which includes credit administration, management and strategic forecasting.

KAREN R. SAUNDERS	DIRECTOR SINCE 2025

Karen R. Saunders is a retired audit partner of KPMG LLP where she most recently served as the lead banking partner for KPMG's banking practice in Los Angeles, California from 2018 until 2024. Ms. Saunders is a Certified Public Accountant in the State of Washington and recently retired her license in the State of California. She holds a Bachelor of Arts degree in Business from the University of Washington's Foster School of Business. Ms. Saunders currently serves as an Ambassador Board Member for Big Brothers and Big Sisters of Puget Sound. She formerly served as a member of the board of directors Washington State Accountancy Board, the KPMG Partnership Audit Committee and Board Nomination Committee, and advisory director of the U.S.A. Bobsled and Skeleton.

Committees: • Audit and Finance • Risk and Technology
Qualifications:
Ms. Saunders' extensive financial background, leadership skills, and depth of public company and banking industry knowledge provide the Board with valuable expertise. Ms. Saunders is Heritage's designated financial expert.

BRIAN L. VANCE	DIRECTOR SINCE 2002

Brian L. Vance has served as the Board Chair since May 2020, having served as the Executive Chair from July 2019 until May 2020. Mr. Vance was President and CEO of Heritage from 2006 until July 2019. He also served as President and CEO of Heritage Bank from 2003 until September 2012, when Jeffrey J. Deuel was promoted to President, and continued as CEO until July 2019. Mr. Vance served as President and Chief Operating Officer of Heritage Bank from 1998 until 2003. Mr. Vance joined Heritage Bank in 1996 as its Executive Vice President and Chief Credit Officer. Prior to joining Heritage Bank, Mr. Vance was employed for 24 years with West One Bank, a bank with offices in Idaho, Utah, Oregon and Washington. Prior to leaving West One, he was Senior Vice President and Regional Manager of Banking Operations for the south Puget Sound region. Mr. Vance served as a director of the Pacific Bankers Management Institute, the Community Foundation of South Puget Sound, and the Western Independent Bankers Advisory Committee. He is the past President of the Washington Financial League and served as a trustee for the South Puget Sound Community College.

Committees: • Risk and Technology (Chair)
Qualifications:
Mr. Vance brings valuable management and financial skills to the Board and provides extensive financial services industry knowledge, which includes credit administration, management and strategic forecasting.

ANN WATSON	DIRECTOR SINCE 2012

Ann Watson was the Chief Operating Officer of Cascadia Capital LLC, an investment banking firm headquartered in Seattle, Washington from 2015 to 2022. Ms. Watson previously served for two years as the Chief Financial Officer of Moss Adams LLP, a regional public accounting firm. Over a 15 year period at Russell Investments, Ms. Watson served as Chief Human Resources Officer, Management Committee Member, Russell Mellon Board Director overseeing Russell Indexes, Information Technology Steering Committee Member, Risk Management Committee Member, and as a Director in the Corporate Finance Group. Prior to joining Russell Investments, she spent seven years with Chemical Bank/Manufacturers Hanover in New York and abroad where she held multiple global roles including strategic planning, loan workouts, client relationship management and credit analysis. Ms. Watson is a graduate of Columbia University with a Master of Business Administration and a graduate of Whitman College with a Bachelor of Arts in Economics. She currently serves on the Whitman College Board of Trustees and as a Director of Forterra, a land conservancy organization. Among her prior community roles, she served as the Board Chair and Trustee of the Seattle Foundation, on the Board of the Washington Economic Development Finance Authority and on the Executive Committee of the Washington State China Relations Council.

Committees: • Compensation • Corporate Governance and Nominating
Qualifications:
Ms. Watson brings extensive financial services industry and financial expertise to the Board, including merger and acquisition experience. Ms. Watson's significant executive leadership, finance expertise, human resources experience, and risk management background add to the Board's perspective.

Board Performance and Evaluations

The Corporate Governance and Nominating Committee proactively manages the Board evaluation process. The Board's performance is reviewed through a rigorous annual Board self-evaluation process as well as biennial peer assessments. A third-party compiles anonymous reviews and reports back to the Corporate Governance and Nominating Chair. The Corporate Governance and Nominating Committee reviews the collective Board evaluation results and develops an action plan for discussion and approval by the Board. The peer assessment results are shared with the Corporate Governance and Nominating Chair, the Board Chair, and the Lead Independent Director and communicated individually with each director.
Board Composition

In making recommendations for nominees to the Board, the Corporate Governance and Nominating Committee actively considers the qualifications, strengths and abilities of the potential candidates for nomination. Qualified director nominees are expected to have a mix of business experience, financial literacy, industry knowledge, technical expertise, integrity, the ability to work effectively in a group, and provide strategic oversight. The current composition of our Board reflects the importance of diversity to the Board. The director nominees include four women and two ethnically diverse nominees, as well as a diverse array of skills and experience across all nominees. Additionally, the Board has an effective mix of experience and fresh perspective as illustrated below.

Summary of Director Nominee Qualifications

Area of Expertise	Allan	Charneski	Dryer	Ellwanger	Giacobbe	Lyon	Rivera	McDonald	Saunders	Vance	Watson
C-Suite Leadership	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Regulated Industry		✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial Literacy	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Sales and Marketing	✓	✓	✓		✓	✓	✓	✓	✓	✓	✓
Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Technology	✓		✓		✓
Human Capital Management	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Enterprise Risk Management		✓	✓		✓			✓	✓	✓	✓
Mergers and Acquisitions	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Areas of Expertise

The table below outlines the relationship between the areas of expertise outlined in the director qualifications above.

Area of Expertise	Business Rationale for Expertise
C-Suite Leadership	Ensures that directors have experience executing strategy while understanding a multitude of competing priorities.
Regulated Industry	Integral to understanding the special issues facing companies in highly regulated industries.
Financial Literacy	Provides strong oversight of the Company's financial performance and reporting and related internal controls.
Sales and Marketing	Expertise in sales and marketing of products and branding.
Strategic Planning	Critical to drive the strategic direction and growth of the Company.
Technology	Looks for ways to enhance the customer experience and internal operations and oversee cybersecurity risk.
Human Capital Management	Expertise in compensating, attracting and retaining top talent, creating talent development programs and succession planning is integral to the Company's long-term success. This skill also ensures compensation and benefits discourage imprudent risk taking and are aligned with shareholder interests.
Enterprise Risk Management	Integral to overseeing the ERM framework and understanding the risks facing the Company.
Mergers and Acquisitions	Integral to the Company's ability to provide mergers and acquisitions oversight.

Board Diversity

As of the mailing of the Proxy Statement, the Heritage Board was comprised of 11 directors, four of whom are female and two of whom have ethnic diversity. The following information reflects the Board composition for the director nominees:

Age Diversity	Gender, Racial, and Ethnic Diversity

Board Tenure	Board Independence

1
average tenure
11 years
6
4
0–5 years
6–15 years
15+ years

MEETINGS AND COMMITTEES
OF THE BOARD OF DIRECTORS
Board of Directors

The Board conducts its business through meetings of the Board and through its committees. The Board typically meets ten times per year, holding additional special meetings as necessary. After each regular Board meeting, the independent directors meet in executive session, outside of the presence of the CEO and management. In addition, the Board periodically offers an executive session without the Board Chair, which is led by the Lead Independent Director. During the year ended December 31, 2025, the Board held ten regular meetings and the independent directors met in executive session at each meeting along with an independent session without the Board Chair at three of the meetings. No director attended fewer than 75% of the total meetings of the Board and committees on which the director served during 2025.
Committees and Committee Charters

The Board has standing Audit and Finance, Corporate Governance and Nominating, Compensation, Risk and Technology Committees and has adopted written charters for each of these committees. The committee charters are available on our website at www.hf-wa.com under "Governance Documents." You may also obtain a copy of the committee charters, free of charge, by writing to: Kaylene M. Lahn, Corporate Secretary, Heritage Financial Corporation, 201 Fifth Avenue S.W., Olympia, Washington, 98501, or by calling (360) 943-1500.
Committee Membership

The following table shows the current membership of the committees of the Board and the number of meetings held by each committee in 2025. The Board annually reviews committee membership and proactively and periodically rotates committee chairs due to retirements or refreshing the position due to tenure.

Name	Audit and Finance	Compensation	Corporate Governance and Nominating	Risk and Technology
Scott T. Allan	✓			✓
Brian S. Charneski	Chair		✓
Trevor D. Dryer	✓			✓
Kimberly T. Ellwanger		✓	✓
Gail B. Giacobbe		✓		✓
Jeffrey S. Lyon	✓	Chair
Bryan D. McDonald				✓
Frederick B. Rivera		✓	Chair
Karen R. Saunders	✓			✓
Brian L. Vance				Chair
Ann Watson		✓	✓
Number of Meetings	10	5	6	5

Audit and Finance Committee

The Audit and Finance Committee is composed entirely of independent directors, in accordance with the requirements for companies listed on The Nasdaq Stock Market ("Nasdaq") and applicable SEC rules. Director Saunders has been designated by the Board as an “audit committee financial expert,” as defined by the SEC. In addition, Directors Allan, Charneski, Dryer, and Lyon qualify as financially sophisticated, as defined by Nasdaq. The Committee meets at least quarterly and on an as-needed basis to provide oversight relating to the Company's accounting and financial reporting standards and processes. The Committee evaluates the effectiveness of Heritage’s internal controls for safeguarding its assets and ensuring the integrity of the financial reporting. The Committee also appoints the independent registered public accounting firm and reviews the audit reports prepared by the independent registered public accounting firm. In 2025, the Committee met ten times.
Compensation Committee

The Compensation Committee is entirely composed of independent directors, in accordance with the requirements for companies listed on Nasdaq and applicable SEC rules. The Committee meets at least three times per year and on an as-needed basis regarding the personnel, compensation, human capital management, and benefits-related matters of Heritage. In 2025, the Committee met five times.

For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see the “Compensation Discussion and Analysis” section below.
Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed entirely of independent directors, in accordance with the requirements for companies listed on Nasdaq. The Committee generally meets four times per year and on an as-needed basis. The Committee is responsible for selecting qualified individuals to fill expiring directors’ terms and vacancies on the Board. Final approval of director nominees is made by the full Board, based on the recommendations of the Committee. The Committee is also responsible for oversight of our corporate governance program, including the development and administration of Heritage’s corporate governance policies, guidelines, and environmental and social practices. In addition, the Committee is responsible for overseeing Heritage's leadership structure, succession planning, Board performance, adherence to stock ownership guidelines, and strategic planning. In 2025, the Corporate Governance and Nominating Committee met six times.
Risk and Technology Committee

The Risk and Technology Committee meets at least four times per year and on an as-needed basis to review risks inherent in our business such as credit risk, market and liquidity risk, operational risk, information security and cybersecurity risks, the regulatory component of compliance risk and emerging risks including, environmental, social and governance risks. In 2025, Director McDonald served on the Committee as its only non-independent member. The Company has established an enterprise risk management model to manage the Company’s risks, which is overseen by the Committee. The Committee is responsible for oversight of the role of technology in executing the strategy and supporting the business and operational requirements. The Committee's role also includes the oversight of technology including significant technology investments and expenditures, approval of Heritage's technology strategies and policies, and management of technology risks. In 2025, the Committee met five times.
CORPORATE GOVERNANCE
Heritage is committed to effective corporate governance and acts in a manner that it believes best serves the interests of the company, its shareholders, employees and communities. The Board reviews Heritage’s policies and business strategies and advises executive management, who manages and implements Heritage’s business model and operations. The Board has adopted Corporate Governance Guidelines, committee charters for each of the committees described above, an Insider Trading Policy, Stock Ownership Guidelines and various policies, including the Code of Ethics Policy and Whistleblower Policy, to provide a framework for effective governance practices. The full text of these documents can be found on our website at www.hf-wa.com under "Governance Documents," within the "Overview" section. Governance is a continuing focus at Heritage and in this section, we describe our key governance policies, guidelines and practices.

Board Independence	• Ten of the eleven director nominees are independent
Board Performance	• The Board and its committees regularly assess their performance through self-evaluation with a structured follow-up process to address any concerns noted
Board Committees	• Only independent directors serve on the Audit and Finance, Corporate Governance and Nominating, and Compensation Committees
Leadership Structure	• The positions of Board Chair and CEO are separately held and we have a Lead Independent Director
Risk Oversight	• The Board is responsible for monitoring key risks
Open Communication	• We encourage open communication among our shareholders, directors and management
Stock Ownership	• Directors and the NEOs are required to hold Company stock
• Directors are required to own stock equivalent in value to 3 times the annual cash retainer paid
• The CEO is required to own stock equivalent in value to 3 times his annual base salary and the other NEOs are required to own stock equivalent in value to 1.5 times their annual base salaries
Accountability to Shareholders	• We elect all directors annually
• We actively engage with our largest institutional investors through a shareholder outreach process
• Directors are elected by a majority of votes cast, with plurality voting only in contested elections
Retirement Guidelines	• Directors may not stand for election after reaching age 75
Succession Planning	• The Board actively plans for director and management succession, including managers below the C-Suite
Corporate Governance Guidelines

The Corporate Governance Guidelines outline Heritage’s governance framework by addressing such items as responsibilities of directors, adherence to conflict of interest rules, the selection process for director candidates, required meeting attendance, stock ownership guidelines, the annual completion of Board performance assessments, retirement age of directors, director education, succession planning, and other important governance matters. A copy of the Corporate Governance Guidelines is available on our website at www.hf-wa.com under “Governance Documents.”
Board Leadership

The Board elects the Board Chair annually. The Chair leads the Board, presides at all Board meetings and is responsible for delivery of information to enable the Board to make informed decisions. The positions of Board Chair and CEO have been separately held since 2006. In 2019, the positions of Executive Chair and Lead Independent Director were implemented. Effective May 2020, the Executive Chair position merged with the Board Chair position, and in May 2023, the Board Chair became independent. The position of Board Chair is currently held by Mr. Vance. The Lead Independent Director's role is to aid and assist the Board Chair and lead the activities of the independent directors as needed or in the absence of the Board Chair. The position of Lead Independent Director is currently held by Mr. Charneski. While Mr. Vance is also independent, this structure is considered appropriate for Heritage because Mr. Vance was the former CEO of the Company.

Process for Selecting Directors

The Corporate Governance and Nominating Committee's Charter requires it to follow the process below for selecting candidates for nomination as a director:

1	The Committee considers the following when selecting candidates for nomination as a director:
• business acumen and occupational experience; • integrity and reputation; • professional and personal diversity; • education; • ability to work effectively in a group;
• independence and potential conflicts of interest;
• tenure on the Board;
• specialized knowledge or skills; and
• ability to commit adequate time and attention to serve as a director in light of other commitments.

2	In selecting nominees, the Committee must consider the criteria above, and any other criteria established by the Board, in the context of an assessment of the operation and needs of the Board as a whole and the Board’s goal of maintaining a diversity of backgrounds among its members.

3	In searching for director candidates to fill vacancies on the Board, the Committee utilizes both internal and external resources to seek qualified candidates. The Committee may ask the Board members to pursue their own business contacts for the names of potential candidates or engage a director recruitment firm.

4	The Committee considers the potential pool of director candidates, selects the top candidate(s) based on the candidates’ qualifications and the Board’s needs, and conducts an investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a director of Heritage. The Committee recommends the top candidates to the Board for consideration and approval. The Committee has a policy of considering director candidates properly recommended by Heritage’s shareholders. If a shareholder has properly submitted a proposed nominee, the Committee would consider the proposed nominee, along with any other nominees recommended by members of the Board or a search firm, in the same manner, taking into account the same criteria, in which the Committee would evaluate its own nominees for director.
Director Independence

Our common stock is listed on the Nasdaq Global Select Market. In accordance with Nasdaq requirements, at least a majority of our directors must be independent. The Board has determined that ten of the eleven director nominees named in this Proxy Statement are independent. Director McDonald, who currently serves as the President and CEO of Heritage, is not considered independent.
Code of Ethics

The Board has adopted a written Code of Ethics Policy that applies to our directors, officers and employees. The Code of Ethics Policy, which is reviewed annually, sets expectations for conducting our business with integrity, due skill, care and diligence, while avoiding conflicts of interest. A copy of the Code of Ethics is available on our website at www.hf-wa.com under “Governance Documents.”

Board Risk Oversight

The full Board has the ultimate responsibility and authority for overseeing risk management at Heritage. The Board assesses risks facing Heritage. On a regular basis, the Board or its various committees reviews operational and regulatory reports provided by management to assess a variety of risks such as credit risk, interest rate risk, liquidity risk, compliance risk, loan concentrations, strategic risk, cybersecurity risk, operational risk and environmental, social and governance risks. The Board delegates the oversight of risk to the following committees:

Audit and Finance Committee	Compensation Committee	Corporate Governance and Nominating Committee	Risk and Technology Committee
The Audit and Finance Committee oversees the financial, accounting, and internal control risk management. The Director of Internal Audit reports directly to the Committee Chair.
The Compensation Committee oversees the management of risks that may be posed by our compensation practices and programs. The Committee is responsible for reviewing compensation policies and practices for all employees to ensure that they do not create or encourage risks that are reasonably likely to have a material adverse effect on Heritage.

The Corporate Governance and Nominating Committee ensures sound principles and practices regarding environmental, social, and corporate governance. The Committee ensures the Board has qualified and diverse candidates, encourages and monitors ongoing education, and monitors the Company's strategic plan.

The Risk and Technology Committee oversees the risks inherent in our business through the Risk Appetite Statement which includes the monitoring of a variety of risks, including but not limited to credit, market rates, liquidity, information security, cybersecurity, operational, and compliance. The Committee provides oversight of technology strategies. The Chief Risk Officer reports directly to the Committee Chair. For additional detail concerning the functions of the Committee, reference Item 1C. Cybersecurity of Heritage’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC.

Shareholder Engagement

The Board believes that accountability to our shareholders is essential to good corporate governance. To that end, we engage with our shareholders on a variety of topics throughout the year to ensure we are addressing their questions and concerns, and to seek their input and receive their perspective on Company policies and practices. We entered into our twelfth successive annual cycle of targeted shareholder engagement by reaching out to our largest institutional investors, which represented approximately 62% of our outstanding shares. The Board Chair, the Lead Independent Director, the Compensation Committee Chair, the Corporate Governance and Nominating Committee Chair, and members of management participated in these conversations. Discussion topics vary with each shareholder but often include our corporate governance practices, Board and management succession, executive compensation programs, and shareholder rights. The investors with whom we spoke were supportive of Heritage’s programs and practices.
Communication with the Board of Directors

The Board maintains a process for shareholders to communicate with directors. Shareholders wishing to communicate with the Board should send any request to Kaylene M. Lahn, Corporate Secretary, Heritage Financial Corporation, 201 Fifth Avenue S.W., Olympia, Washington 98501. Any such request should state the number of shares beneficially owned by the shareholder making the communication. The Corporate Secretary provides such communications to the Board.

Annual Meeting Attendance

Directors are encouraged, but not required, to attend the annual meeting of shareholders. All of the directors in office at that time attended the 2025 annual meeting of shareholders.
Related Party Transactions

We have followed a policy of granting loans to our executive officers and directors that fully complies with all applicable federal and state-level banking regulations, including those governing loans and other transactions with affiliated persons of Heritage. Loans to our directors and executive officers are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with all non-director and non-employee customers, and do not involve more than the normal risk of collectability or present other unfavorable features.
Each individual loan and aggregate loans to directors, executive officers and their affiliates, without regard to loan amount, are completely documented and underwritten using the same underwriting policies, procedures, guidelines and documentation requirements as are used for non-director and non-employee customers of Heritage. Following the normal underwriting approvals by underwriting personnel, all such loans are then presented for review and approval by the board of directors of Heritage Bank pursuant to Regulation O of the Federal Reserve Board of Governors (the "Federal Reserve"), and the requirements of the Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions, Division of Banks. There are no exceptions to these procedures and all approvals are documented in the meeting minutes. There were $6.2 million in loans outstanding to directors and executive officers as of December 31, 2025, all of which were performing in accordance with their terms.
Transactions by the Company or the Bank with related parties, including those described above, are subject to regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and Regulation O promulgated (which governs certain loans by the Bank to its executive officers, directors, and principal stockholders). The company has procedures to comply with these regulatory requirements and restrictions.
ENVIRONMENTAL, SOCIAL, AND GOVERNANCE (ESG) PRACTICES
ESG Oversight and Practices

At Heritage, we place a high priority on operating in a responsible and respectful manner and are committed to prudent environmental, social and governance ("ESG") best practices throughout the organization. ESG requires a multi-faceted approach as we balance a variety of priorities. We are focused on creating a sustainable environment, supporting our employees with competitive pay and career development, while creating an inclusive and diverse corporate culture, providing effective products that have an impact for our customers, strengthening the communities and markets in which we operate, and providing accountability to our shareholders through prudent governance practices. The Board provides a holistic review of ESG practices, which includes the Audit Committee's oversight of financial reporting and adherence to SEC requirements, the Compensation Committee's oversight of compensation practices and human capital management, and the Corporate Governance and Nominating Committee's oversight of sound ESG practices.
Environment and Sustainability

As a financial institution we do not have as significant of an impact on the environment as businesses in some other industries. Nevertheless, we demonstrate environmental responsibility in various ways, including continually reducing our carbon footprint with the consolidation of facilities. We use green janitorial products and LED bulbs that have a longer life and use less energy, and repurpose existing furniture whenever possible. We continually find ways to implement technology platforms which provide efficiencies and a paperless environment, and also recycle across our footprint.

We are focused on sustainability throughout our everyday business practices, which includes the annual EcoChallenge which is a friendly competition in the Bank where employees engage in completing environmentally sustainable actions and practices. Challenges typically involve performing sustainable behaviors, such as reducing waste, conserving energy, or adopting eco-friendly lifestyle habits. Heritage has also invested in solar tax credits for a solar photovoltaic project which produces clean energy, reduces greenhouse gas emissions and creates jobs with solar production estimated at over 82 million kilowatts over fifteen years.

At Heritage, we have limited exposure to environmentally unfriendly industries and engage in prudent practices to reduce environmental hazards in a variety of ways. We require all commercial real estate loans to have insurance for common hazards, including flood where required by law. We do not extend credit secured by real estate contaminated by hazardous substances unless the risk of doing so can be reduced to acceptable levels. We perform environmental due diligence on all commercial real estate loans that could present an environmental credit risk and real estate property collateral and borrowers are monitored during the life of the loan for changes that could increase environmental risks.
Our People

At Heritage, our success depends on the success of our people, and we are dedicated to fostering employee empowerment through robust human capital and talent management. Our strong culture, built upon a clear mission and values, unites employees at all levels towards a common goal, enabling them to reach their full potential. Reference "Item 1. Business - Human Capital" of Heritage's Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC, for a more fulsome discussion of Heritage's human capital and talent management practices.

Our Customers

Heritage strives to improve our communities by driving positive economic growth for businesses of all sizes and individuals of all income levels. We demonstrate our commitment to our customers and the communities by offering an array of loan products, deposit accounts and service options to meet a diverse range of banking needs, including, but not limited to, the following products: digital banking services that are secure, cost effective, and sustainable; deposit products such as Fresh Start Checking provides our customers the opportunity to reestablish a positive checking account history; and flexible small business lending products.

Heritage offers community development loans, investments, and grants with a focus on affordable housing and community services. We work with multiple stakeholders to maximize lending and tax credits to construct multi-family housing and wellness facilities for those most in need, such as struggling families, homeless youths, elders, disabled persons and veterans. The Heritage Bank Community Development Entity, LLC is focused on economic development, revitalization, and stabilization which targets investments in low-income communities through a subsidized loan fund. We also partner with the U.S. Small Business Administration for higher-dollar small business lending and offer the Main Street Tax Credit Program for lending in defined Opportunity Zones. Additionally, Heritage offers funds through the Washington State Small Business Credit initiative ("SSBCI"), which provides much-needed capital to small businesses and nonprofits throughout Washington, particularly those in historically underserved and under-banked communities. The SSBCI is administered by the Washington State Department of Commerce in partnership with the U.S. Department of Treasury and financial institutions statewide.

Our Community

We have developed Heritage Helps, a community investment and giving program committed to improving our communities by providing positive impact in the areas of:

• business and economic development; • education and youth development; • environmental stewardship; • health and human services; and • social equity.
Heritage Helps has been an integral part of our values. Community investment is one of the four pillars of our corporate mission statement and is focused on creating hope and opportunity so our local communities can continue to thrive. As we have grown our contributions, we have better defined our charitable goals to drive positive impact in the four areas of our community mission. Our collective effort ensures the communities in which we live and serve remain resilient, sustainable and viable. We actively encourage and empower our employees to volunteer and serve as community leaders as we believe such efforts elevate our philanthropic efforts and social responsibility throughout our region. By working together, we create sustainable solutions that will continue to change and improve our communities.

2025 Corporate Giving - Total $1.18 Million
DIRECTOR COMPENSATION
The following table shows the compensation paid to Heritage’s directors for their service to Heritage for the year ended December 31, 2025. Not included in the table below are Scott T. Allan, who was appointed to the board on January 1, 2026, Jeffrey J. Deuel, who was the CEO until May 2025, and Bryan D. McDonald, who is the CEO of Heritage. Neither Mr. Deuel nor Mr. McDonald received compensation in 2025 for Board service. Compensation received by Mr. Deuel and Mr. McDonald for serving as Heritage's CEO in 2025 is included in the section below entitled “Executive Compensation.” Heritage's directors do not receive any additional fees for serving as directors of Heritage Bank.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation	Total ($)
Brian S. Charneski	85,000	50,016	—	135,016
Trevor D. Dryer	50,000	50,016	—	100,016
Kimberly T. Ellwanger	54,167	50,016	—	104,183
Gail B. Giacobbe	50,000	50,016	—	100,016
Jeffrey S. Lyon	60,000	50,016	—	110,016
Frederick B. Rivera	55,833	50,016	—	105,849
Karen R. Saunders	50,000	50,016		100,016
Brian L. Vance	122,500	50,016	—	172,516
Ann Watson	51,667	50,016	—	101,683
(1) The amounts in the "Stock Awards" column reflect aggregate grant date fair value of restricted stock unit awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“FASB ASC Topic 718”). For a discussion of valuation assumptions, please see Note 15 in the financial statements in Heritage’s Annual Report on Form 10-K for the year ended December 31, 2025. Outstanding awards are discussed in the section below titled “Equity Compensation.”
2025 Director Compensation Highlights

During 2025, the annual director cash retainer remained at $50,000, unchanged from 2024. The additional cash retainers for each of the Lead Independent Director, the Board Chair, and the Committee Chairs all remained unchanged from 2024 as well, as outlined below. Equity compensation remained substantially the same as the prior year, with a slight rounding increase to $50,016, with equity compensation granted on June 18, 2025. As employee-directors, Mr. McDonald and Mr. Deuel, until his retirement following the 2025 annual meeting of shareholders, did not receive any cash or equity compensation for service as a director or Board committee member.
Cash Compensation

For 2025, each non-employee director was paid an annual cash retainer of $50,000 for service as a director. The Board Chair, Mr. Vance, received an additional annual cash retainer of $60,000. Mr. Charneski, as the Lead Independent Director, received an additional annual cash retainer of $20,000. The Audit and Finance Committee Chair was paid an additional annual cash retainer of $15,000. The Chairs of the Compensation and Corporate Governance and Nominating Committees each were paid an additional annual cash retainer of $10,000. The Risk and Technology Committee Chair was paid an additional annual cash retainer of $12,500. Ms. Watson served on three committees until May 2025 and received an annual cash retainer of $5,000 pro-rated for the period as the only director to serve on more than two committees. No additional per meeting attendance fees are paid to any director or committee member. During 2025, each director with vested restricted stock units earned $2,050 in cash dividend equivalents.
Equity Compensation

On June 18, 2025, each non-employee director was granted 2,218 restricted stock units with a grant date fair value of $22.55 per share and total target value of $50,016, which will vest on May 1, 2026. As of December 31, 2025, Directors Charneski, Dryer, Ellwanger, Giacobbe, Lyon, Rivera, Saunders, Vance, and Watson each held 2,218 unvested restricted stock units.

As of December 31, 2025, the non-employee directors did not have any unexercised stock options.

Stock Ownership Guidelines

Heritage maintains stock ownership guidelines for its non-employee directors. These guidelines were established to promote a long-term perspective and to align directors' interests with those of Heritage's shareholders. Under the guidelines for non-employee directors, each director is expected to have equity ownership with a value of not less than three times his or her annual cash retainer. The guidelines require directors to retain not less than 50% of shares received (on a net after-tax basis) until the director satisfies the ownership requirements. If the director fails to satisfy the ownership requirement, 25% of their annual cash director fees will instead be paid in Heritage shares. The guidelines provide the directors with three years to reach the required ownership level. As of December 31, 2025, all directors were in compliance with the guidelines. Information about ownership guidelines for our NEOs can be found in the “Security Ownership of Certain Beneficial Owners and Management" and "Compensation Discussion and Analysis” sections of this Proxy Statement.
PROPOSAL 2—ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, we are required to periodically include in our annual meeting proxy statements and present at the annual meeting of our shareholders an advisory (non-binding) proposal to approve the compensation of our NEOs. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to voice their opinion with respect to the compensation of Heritage’s NEOs as disclosed in this Proxy Statement. We currently hold our say-on-pay vote every year. The say-on-pay proposal will be presented at the Annual Meeting in the form of the following resolution:
RESOLVED, that the shareholders approve the compensation of Heritage Financial Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in Heritage’s Proxy Statement for the 2026 annual meeting of shareholders.
This vote will not be binding on our Board or Compensation Committee and will not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty of the Board. However, the Compensation Committee and the Board will consider the outcome of the vote when determining future executive compensation arrangements.
The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of shareholder value. We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. As discussed in the "Compensation Discussion and Analysis" section of this Proxy Statement, the Compensation Committee believes that the executive compensation for 2025 is reasonable and appropriate, is justified by Heritage’s performance and is the result of a carefully considered approach.
The Compensation Committee regularly reviews our officer compensation strategies, policies, and programs in an effort to ensure the program continues to meet its objectives. In considering how to vote on this proposal, the Board requests that you consider the following factors:

•Pay for Performance—A significant portion of our NEOs' compensation is tied to performance with clearly articulated financial goals.
•Annual Compensation Risk Assessment—We have an established process in place whereby we regularly analyze risks related to our compensation programs, and we annually conduct a broad risk assessment.
•Key Performance Metrics—Objective performance metrics are established to determine annual incentive compensation.
•Clawback Policy—Our policy requires recovery of certain performance-based cash and equity incentive compensation in the event of a financial restatement.
•Performance-Vesting Equity Grants—50% of our NEOs' equity grants vest based on the attainment of objective performance metrics relative to a pre-determined peer group.

•Stock Ownership Policy—Directors and officers are required to own Heritage common stock having a value of at least the following amounts: 3 times the annual cash retainer for our non-employee directors, 3 times the annual base salary for our CEO and 1.5 times the annual base salary for our remaining NEOs.
•Independent Compensation Consultant—The Compensation Committee retains an independent consultant to obtain advice on executive compensation matters.
Each of the above factors is discussed more fully in the "Compensation Discussion and Analysis" section below.
Approval of the advisory (non-binding) say-on-pay proposal requires the affirmative vote of the majority of the shares of Heritage common stock present, virtually or by proxy, and entitled to vote at the Annual Meeting. Abstentions will have the same legal effect as a vote "against" this proposal, while broker non-votes, because they will not be counted as entitled to vote, will not affect the voting on this proposal. The Board recommends that you vote "FOR" approval of the compensation of our named executive officers as disclosed in this Proxy Statement.
INFORMATION ABOUT EXECUTIVE OFFICERS
The business and banking background and experience of each of our executive officers, other than nominees for director who are separately discussed in the “Proposal 1 – Election of Directors” section of this Proxy Statement, for at least the past five years is set forth below. All executive officers are appointed annually and serve at the discretion of the Board. No executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other executive officer or any of our current directors. There are no arrangements or understandings between any of the executive officers and any other person pursuant to which he or she was selected as an officer.

NICHOLAS M. BLEY	AGE 52
Nicholas M. Bley serves as an Executive Vice President of the Company, and as the Executive Vice President and Chief Operating Officer of the Bank and joined the Bank in October 2024. Prior to joining the Bank, Mr. Bley held various titles with JPMorgan Chase & Co. over the past 16 years, with his most recent role being the Managing Director and Commercial Real Estate Senior Regional Sales Manager.

TONY W. CHALFANT	AGE 64
Tony W. Chalfant serves as the Executive Vice President and Chief Credit Officer of the Company and the Bank, positions he has held since July 2020. Prior to this, Mr. Chalfant served as the Senior Vice President and Deputy Chief Credit Officer of the Bank since July 2019. Prior to that, he had served as a Regional Credit Officer of the Bank since January 2018. Mr. Chalfant served as the Chief Credit Officer for Puget Sound Bank for 13 years prior to its acquisition by the Company.

AMY E. CURRAN	AGE 63
Amy E. Curran serves as the Executive Vice President and Director of Commercial Lending of the Bank, a position she has held since 2023. Ms. Curran joined the Bank in 2015 as a Commercial Team Leader for the Seattle region.

WILLIAM K. GLASBY	AGE 52
William K. Glasby serves as Executive Vice President and Chief Information Officer of the Bank. He joined the Bank in 2017 as Executive Vice President and Chief Technology Officer.

DONALD J. HINSON	AGE 64
Donald J. Hinson serves as Executive Vice President and Chief Financial Officer of the Company and the Bank, positions he has held since 2012. From 2007 to 2012, he was Senior Vice President and Chief Financial Officer of the Company and the Bank. Mr. Hinson joined the Company and the Bank in 2005 as Vice President and Controller.

THOMAS J. HENNING	AGE 64
Thomas Henning serves as Executive Vice President and Chief Risk Officer of the Bank, a position he has held since joining the Bank in 2016.

MATTHEW T. RAY	AGE 54
Matthew T. Ray serves as Executive Vice President and Chief Lending Officer of the Bank, a position he has held since 2023. Prior to this, Mr. Ray had served in various leadership positions with the Bank since 2010, including Commercial Banking Team Leader, Regional Manager, and Market President.

SABRINA C. ROBISON	AGE 57
Sabrina C. Robison serves as Executive Vice President and Chief Human Resources Officer of the Bank, a position she has held since 2018. Ms. Robison has been with the Bank since 1987 and has served in a variety of roles with her appointment to Senior Vice President and Human Resources Director in 2002.

KELLI A. WILSON	AGE 57
Kelli A. Wilson serves as Executive Vice President and Chief Retail Banking Officer of the Bank, a position she has held since 2023. Ms. Wilson joined the Bank in 2013 as a Regional Manager and was promoted to Director of Branch Banking in 2020.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

In this section, we discuss our executive compensation philosophy and programs. The “Committee” refers to the Compensation Committee in this Compensation Discussion and Analysis. Following this discussion, we disclose the compensation of our NEOs in the Summary Compensation Table and other compensation tables.

The following individuals are our NEOs for 2025. Additional information regarding the background and experience of our NEOs is included in the "Information About our Executive Officers" section of this Proxy Statement.

NEO	Title
Jeffrey J. Deuel	Chief Executive Officer of Heritage Financial Corporation (1)
Bryan D. McDonald	President and CEO of Heritage Financial Corporation and of Heritage Bank (2)
Donald J. Hinson	Executive Vice President and Chief Financial Officer of Heritage Financial Corporation and Heritage Bank
Tony W. Chalfant	Executive Vice President and Chief Credit Officer of Heritage Financial Corporation and Heritage Bank
Nicholas M. Bley	Executive Vice President of Heritage Financial Corporation and Executive Vice President and Chief Operating Officer of Heritage Bank
Matthew T. Ray	Executive Vice President and Chief Lending Officer of Heritage Financial Corporation and Heritage Bank
(1)    Mr. Deuel retired from the position of CEO effective May 6, 2025.
(2)    Mr. McDonald became our CEO effective May 7, 2025.
Company Summary

Heritage is the parent company of a wholly-owned subsidiary bank, Heritage Bank, headquartered in Olympia, Washington. Heritage Bank was founded in 1927 with the belief that when banks and neighbors work together, great communities grow stronger. Heritage Bank offers financial solutions to its customers with a branch network of 66 locations in Oregon, Idaho, and Washington, including 16 branches gained through Heritage's recent acquisition of Olympic and its subsidiary Kitsap Bank, which was completed on January 31, 2026. Heritage is committed to being the leading commercial community bank in the Pacific Northwest by continuously improving customer satisfaction, employee empowerment, community investment and shareholder value.
2025 Executive Compensation Highlights

During 2025, the Compensation Committee acted in accordance with Heritage’s compensation philosophy and provided our NEOs with compensation that was aligned with Heritage’s financial performance and each NEO's individual performance. Compensation was commensurate with market comparisons, and the Compensation Committee continued to consider shareholder value and prudent risk management. The following disclosures do not include Mr. Deuel, who retired from service as the CEO of the Company and as a director following the 2025 annual meeting of shareholders.

•Base Salary: The NEOs received merit increases ranging from 4% to 10.2% to improve their competitive pay positioning relative to the market. In addition, Mr. McDonald received a 21.5% salary increase related to his promotion to President and CEO.
•Annual Incentive Compensation: Annual cash incentives ranged from 48.4% to 58.5% of 2025 base salary earned based on the performance relative to predetermined objective performance metrics.
•Long-Term Incentive Compensation:
◦Target equity incentive awards were 47.5% of salary for the CEO and ranged from 35% - 40% of salary for the remaining NEOs.
◦50% of the target equity incentive awards for our NEOs, with the exception of Mr. Bley, are performance-based, earned according to cumulative results over a three-year performance period, and 50% are subject to three-year ratable service-based vesting. Mr. Bley did not participate in this equity incentive structure during 2025.
◦Performance stock units for the performance period 2023 through 2025, measured by three-year total shareholder return and return on average common tangible equity, resulted in vesting payouts at zero and 16% of target, respectively.
◦Performance-based deferred compensation contributions ranged from $61,977 to $96,300, or 90% of target, based on actual performance relative to predetermined objective performance metrics for the 2024 performance period. Mr. Bley and Mr. Ray did not participate in the deferred compensation plan for the 2024 performance period.
2025 Say-on-Pay Results and Shareholder Outreach

At the 2025 annual meeting of shareholders, more than 97% of the shares present and entitled to vote voted to approve the compensation of our NEOs, as disclosed in the 2025 annual meeting proxy statement materials. Management, the Board, and the Compensation Committee pay careful attention to communications received from shareholders regarding executive compensation, including the results of these advisory (non-binding) votes. The Compensation Committee considered the results of the 2025 advisory (non-binding) say-on-pay vote as one of many factors in making 2025 compensation decisions, and will continue to take future say-on-pay results into account as it reviews our compensation program and practices to ensure they continue to support our business strategy and align with shareholders' interests. The Compensation Committee believes that these votes reflect our shareholders’ affirmation of our compensation philosophy and the manner in which we compensate our executives. We value our shareholders’ feedback and, as a result, entered into our twelfth successive annual cycle of shareholder outreach during 2025, as discussed in more detail in the "Shareholder Engagement" section of this Proxy Statement. The feedback we obtained from our shareholders during this outreach was very positive and supported these practices.
Best Practice Features

Embedded in our overall compensation program are additional features that align the interests of our executives with those of our shareholders.

WHAT WE DO		WHAT WE DO NOT DO
✓	Strongly emphasize variable performance-based pay	✓	No excessive perquisites
✓	Adhere to stock ownership guidelines	✓	No stock option repricing, reloads, or exchanges without shareholder approval
✓	Enforce clawback provisions	✓	No tax gross-ups
✓	Annually assess incentive compensation risks	✓	No hedging of Heritage common stock
✓	Engage independent compensation consultants	✓	No single trigger for accelerated vesting of service-based awards
✓	Actively reach out to our institutional shareholders	✓	No heavy weighting of fixed compensation
✓	Eliminate annual bonus if Tier I Leverage ratio is below 8%

2025 Key Performance Metrics

The graphs below capture the key performance metrics in our incentive plans and reflect actual performance. The overhead ratio, the net charge offs (recoveries), and diluted earnings per share impact the short and long-term incentive payments. The 2024 and 2023 performance metrics are provided to demonstrate trends and were not used in measuring the 2025 performance for the NEOs.

* Total shareholder return is for a trailing 36-month period. Metric utilized relative to peers for long term incentives.	** Non-interest expense divided by average assets.

Philosophy and Objectives of Our Executive Compensation Program

Heritage’s compensation philosophy provides clear guidelines for establishing and managing all elements of executive compensation. The philosophy is to target total executive compensation at market competitive levels to manage base salary levels, allow for meaningful performance-based compensation and recruit and retain key talent. Our compensation philosophy considers factors, such as internal pay equity and the experience, tenure, and scope of responsibility of each of our NEOs. Officer compensation is weighted in favor of Heritage’s achievement of stated annual and long-term performance objectives.

Our compensation programs are designed to link a meaningful portion of compensation with performance, taking into account competitive compensation levels at peer group institutions and in the markets where we compete for talent. The policies and underlying philosophy governing our compensation programs include the following:

•Employer of Choice—We view compensation as a key factor to being an employer of choice in our markets. We believe that competitive compensation and benefits allow us to attract and retain well-qualified, key employees who are critical to our long-term success.

•Pay Aligned with Performance—We strive to provide a competitive salary combined with incentive opportunities that reward outstanding individual and Company performance that contributes to creating shareholder value.
•Prudent Management of Risk—We evaluate, design and manage compensation programs to ensure that we are properly and prudently assessing and managing any risks created by these programs. The Committee has the authority and responsibility to mitigate such risks, where necessary, through procedural oversight or program modification.
•Flexibility—We recognize that the market for key talent requires flexibility in compensation design in order to attract qualified individuals. Salary ranges and individual compensation decisions take into account local competitive pressures and changing market conditions, as well as regulatory restrictions. Furthermore, the targeted position relative to market may vary depending on the type and level of position, recognizing the different recruiting conditions and relative importance of various qualifications.

This compensation philosophy is reviewed periodically by the Committee and is modified, as appropriate, to reflect market trends and industry best practices.
Role of the Compensation Committee

The Committee, composed entirely of independent directors, establishes and monitors compensation programs for employees and officers of Heritage and its subsidiaries. The Compensation Committee’s responsibilities are to:
•review the goals, policies and objectives of the compensation plans of Heritage and Heritage Bank;
•review and administer our compensation plans in light of the goals and objectives of these plans, and adopt and recommend new compensation plans or amendments to existing plans, as necessary or advisable;
•review and approve actions affecting salaries, annual cash incentives, benefits, equity compensation grants and other compensation arrangements for the NEOs;
•review and approve the corporate goals and objectives for the NEOs annually;
•review and recommend to the Board for approval any changes to director compensation, including fees, benefits and equity compensation grants;
•review the results of all shareholder advisory (non-binding) votes regarding executive compensation and consider whether to implement any changes as a result of the advisory (non-binding) votes;
•review and evaluate risks posed to Heritage by the design and administration of various compensation programs and ensure appropriate risk management and controls to avoid or mitigate any excessive or unreasonable risk to Heritage;
•approve and recommend to the Board for adoption any programs or policies regarding the recovery of previously paid or earned compensation later determined to have been based on inaccurate financial information;
•review and discuss the Compensation Discussion and Analysis with management; and
•review our policies regarding tax deductibility of compensation paid to executive officers for purposes of Section 162(m) of the Internal Revenue Code, as amended (the "IRC").

In order to fulfill these responsibilities, the Compensation Committee’s charter provides it the authority and adequate funding to retain and terminate any third-party advisors for the purpose of evaluating the compensation programs for, and performance of, Heritage’s directors, CEO, and other senior executive officers.
Role of Management in Compensation Committee Deliberations

The Compensation Committee frequently requests that the CEO and other members of senior management be present at Committee meetings to discuss executive compensation. Executive officers in attendance may provide their insights and suggestions, but only Committee members may vote on decisions regarding the NEOs' compensation. The Committee may discuss the CEO's compensation with the CEO, but final deliberations and all votes regarding NEO compensation are made in executive sessions with independent directors and without the CEO or other members of management present. The Committee also reviews input from the independent compensation consultant and/or legal counsel when making decisions regarding the compensation of the CEO and the other NEOs.

Compensation Consultants and Advisors

The Compensation Committee utilizes the services of Pearl Meyer & Partners (“Pearl Meyer”), an independent compensation consulting firm. Pearl Meyer provides assistance and advice related to a variety of Committee responsibilities on an as-needed basis, such as review of incentive plans, review of compensation philosophy and strategy, evaluation of compensation-related proposals from management, and ongoing Committee education on compensation topics. Pearl Meyer does not perform any services for the Company other than those directed by the Committee. After the Committee’s review of applicable rules for independence, the Committee determined that Pearl Meyer is independent. Pearl Meyer reports directly to the Committee.

The Compensation Committee has the authority to retain, at Heritage’s expense, legal counsel and other advisors, on an as-needed basis, and has and will evaluate the independence of such advisors as the Committee deems appropriate and as may be required by the Nasdaq listing standards.
Use of Competitive Data

The Compensation Committee reviews its peer group every two years and engaged Pearl Meyer in 2025 to update the peer group companies and competitive compensation study. The Committee used the results in making pay decisions in 2025.
During 2025, the Compensation Committee approved a peer group based, generally, on the following criteria:
•commercial banks located in the U.S. and publicly-traded financial institutions;
•asset size range of 0.5 to 2.0 times Heritage;
•operating revenue of 0.5 to 2.0 times Heritage;
•consider banks throughout the U.S. but give priority to Western U.S. banks; and
•comparable business model.
The resulting benchmarking peer group consisted of the following 20 companies:

Peer Banks
Amerant Bancorp Inc.	Heritage Commerce Corp.	S&T Bancorp, Inc.
Bank of Marin Bancorp	Lakeland Financial Corporation	1st Source Corporation
Byline Bancorp, Inc.	Mercantile Bank Corporation	Stock Yards Bancorp, Inc.
California BanCorp.	Old Second Bancorp, Inc.	TriCo Bancshares
Community West Bancshares	Origin Bancorp, Inc.	Univest Financial Corporation
First Mid Bancshares, Inc.	Sierra Bancorp	Veritex Holdings, Inc.
Five Star Bancorp	Southside Bancshares, Inc.
Performance-Based Equity Peer Group

The Compensation Committee has developed a performance peer group solely for determining payouts under our performance-based equity awards, which measure our performance relative to that of the performance peer group. The composition of the performance peer group is established by the Committee at the beginning of each performance cycle and generally consists of all U.S. commercial banks (or their holding companies) traded on a major exchange with total assets at the beginning of the performance period between one-half and twice the total assets of Heritage. The Committee uses a different, larger peer group for the performance-based equity grants to our NEOs to mitigate the impact of one or more companies exiting the peer group due to acquisitions or mergers during the three-year performance period. See the "2025 Equity Award Determinations" section below for a description of performance-based equity granted to the NEOs in 2025.

Components of Compensation

Component	Key Characteristics	Purpose
Base Salary	Fixed compensation component. Reviewed annually and adjusted when appropriate.	Intended to compensate an executive officer appropriately for the responsibility level of the position held as well as be competitive within the banking industry.
Cash Incentives	Annual incentives, variable compensation component.	Intended to motivate and reward executives for achieving annual goals. The annual incentives are performance-based and reflect the actual performance results compared to pre-established goals.
Equity-Based Compensation	Long-term incentives, variable compensation component, typically granted annually. Equity is awarded with 50% performance vesting and 50% service vesting.	Intended to motivate executives to achieve our business objectives by tying incentives to long-term performance. The stock ownership aligns executive and shareholder interests and serves as a retention tool.
Deferred Compensation	Long-term incentives, variable compensation component— performance-based award opportunity, typically granted annually.	Intended to provide a retirement planning mechanism while motivating executives to achieve our business objectives by tying Company contributions to long-term performance.
Post-Employment Compensation	Fixed compensation component.	Intended to provide temporary severance income following an executive’s involuntary termination of employment and to retain senior executives in a competitive marketplace.
Target Pay Mix

Target pay mix represents the relative value of each of the primary compensation components as a percentage of total compensation. We seek to compensate our executives through an appropriate balance of fixed and performance-based pay, as well as short- and long-term pay. The graphs below represent the target pay mixes resulting from the compensation components provided by Heritage in 2025 pursuant to the NEO employment agreements. Mr. McDonald, our CEO, and other NEOs have significant variable pay at risk, with their annual incentive bonus, 50% of their target equity award and their deferred compensation opportunity subject to pre-established performance goals. In total, 2025 performance-based pay represented 57% of target total compensation for the CEO and 50% of target total compensation for the other NEOs.

CEO	Other NEOs

Base Salary

Salary levels are designed to be competitive within the banking industry and are based on the experience, tenure, performance and responsibility of each executive. We periodically engage compensation consultants to provide us with compensation benchmark studies and the compensation consultants utilize multiple compensation surveys and peer group comparisons to ensure that executive compensation is appropriate in comparison to competitors of a similar size or within our market areas. The Compensation Committee generally meets in June of each year in order to approve the base salaries of our NEOs effective July 1 of that year. This timing coincides with the review of the NEOs' performance and the prior year performance of Heritage and its subsidiaries, as well as the availability of current proxy information for members of our peer group. Base salaries may be adjusted at other times during the year to accommodate for promotions or added responsibilities.
Salary Adjustments Made in 2025

Our NEOs received merit increases to improve their competitive pay positioning relative to the market. Mr. McDonald's increase reflects his promotion to President and CEO of Heritage. Messrs. Hinson and Chalfant received an off-cycle increase in addition to the annual increase to align with market compensation. The base salaries for 2025 and 2024 were as follows:

Name	2024 Base Salary ($) (effective July 1, 2024)	2025 Base Salary ($) (effective July 1, 2025)	Year over Year % Change
Jeffrey J. Deuel (1)	732,330	240,000	(67.2)%
Bryan D. McDonald	535,000	650,000	21.5%
Donald J. Hinson	416,240	450,164	8.2%
Tony W. Chalfant	344,318	379,610	10.2%
Nicholas M. Bley	400,000	416,008	4.0%
Matthew T. Ray	364,833	379,426	4.0%
(1)    Mr. Deuel retired from his officer role May 6, 2025 and, pursuant to the terms of his Transitional Employment Agreement, receives a monthly salary of $20,000 as a non-officer employee.
Annual Cash Incentives

We use annual cash incentives under our Management Incentive Plan ("MIP") to focus attention on annual strategic priorities and encourage achievement of short-term corporate objectives. The objectives of the MIP are to reward and retain high performers, to drive Heritage’s long-term financial success, to encourage teamwork and to create an environment where executives are rewarded if Heritage achieves or exceeds pre-determined annual performance criteria. The MIP’s design incorporates annual incentive awards that are linked to the achievement of pre-defined performance goals with targets and maximum percentages determined by roles and responsibilities. The incentive ranges (as a percentage of salary) are designed to provide market competitive payouts for the achievement of threshold, target and maximum levels of performance. The annual awards are determined by previously approved goals, calculated based on actual financial and individual performance results and then recommended by management to the Compensation Committee. The Compensation Committee then reviews and approves or disapproves the annual cash incentive recommendations.

The Compensation Committee approves the funding for the MIP based on meeting or exceeding corporate performance goals. Each performance goal has an established threshold (minimum), target and maximum expected performance level. No payment will be made for a goal if performance falls below the threshold level. Performance ratings for each specific corporate and individual goal between threshold and target or between target and maximum will result in a proration of the annual cash incentive payout. Each NEO has a scorecard with performance results. The 2025 MIP provided that no bonus payments would be paid from the plan should the corporate Tier 1 Leverage Ratio drop below 8% as of December 31, 2025. The Committee reserves the right, in its sole discretion, to adjust performance metrics, or incentive payouts when extraordinary circumstances occur during the performance period. For the 2025 performance period, the Committee exercised discretion by making adjustments relating to the strategic restructuring of the balance sheet, which generated $10.7 million in pre-tax losses on the sale of investment securities, and excluding $1.0 million in pre-tax merger-related costs associated with the acquisition of Olympic, which, together, resulted in an adjusted diluted earnings per share of $2.23 compared to the unadjusted $1.96 diluted earnings per share and an adjusted overhead ratio of 2.34% compared to the unadjusted 2.36% overhead ratio.
Annual Cash Incentive Performance Goals

For 2025, the Committee approved the following corporate performance goals for our NEOs:

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual 2025 Performance	% of Target Achieved
Core Diluted Earnings per Share	40% (1)	$1.75	$2.06	$2.37	$2.23 (4)	127%
Net Charge Offs (Recoveries)/Average Loans	20% (2)	0.13%	0.08%	0.03%	0.03%	150%
Overhead Ratio	40% (3)	2.49%	2.34%	2.14%	2.34% (4)	100%
(1)For Mr. Chalfant, the Core Diluted Earnings per Share weighting was 35%.
(2)For Mr. Chalfant, the Net Charge Offs (Recoveries)/Average Loans weighting was 30%.
(3)For Mr. Chalfant, the Overhead Ratio weighting was 35%.
(4)The Committee exercised discretion by making adjustments relating to the strategic restructuring of the balance sheet, which generated $10.7 million in pre-tax losses on the sale of investment securities, and excluding $1.0 million in pre-tax merger-related costs associated with the acquisition of Olympic, which, together, resulted in an adjusted diluted earnings per share of $2.23 compared to the $1.96 diluted earnings per share and an adjusted overhead ratio of 2.34% compared to the 2.36% overhead ratio.
2025 Annual Cash Incentive Award Determinations

The 2025 cash incentive awards and resulting payouts for our NEOs were as follows:

Name	Target Opportunity as % of Base Salary (effective 1/1/25)	Annual Cash Incentive Received as a % of 2025 Base Salary Earned	Target Payout % Achieved	Annual Cash Incentive Award Payout ($)
Jeffrey J. Deuel (1)	50%	60.5%	121%	$152,906
Bryan D. McDonald	48%	58.5%	121%	$356,852
Donald J. Hinson	40%	48.4%	121%	$212,635
Tony W. Chalfant	40%	49.8%	125%	$184,688
Nicholas M. Bley	40%	48.4%	121%	$197,423
Matthew T. Ray	40%	48.4%	121%	$180,063
(1)Mr. Deuel retired May 6, 2025 and the incentive payment was paid based on the terms of his Transitional Employment Agreement.
Equity-Based Compensation

Equity-based compensation is intended to more closely align the financial interests of our executives with those of our shareholders in the creation of long-term shareholder value, and to assist in the retention of key executives. Equity awards are granted using a mix of service-based and performance-based vesting awards. Performance-based awards are linked to the achievement of pre-defined performance goals relative to a pre-defined peer group. The Compensation Committee reviews and approves or disapproves the equity-based compensation recommendations from management, and the equity-based compensation awards are ultimately discretionary.

The Heritage Financial Corporation 2023 Omnibus Equity Plan allows for the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, restricted performance stock, unrestricted stock and performance unit awards to directors, officers and other employees of Heritage and its subsidiaries.

Heritage provides the NEOs with target award opportunities expressed as a percentage of salary, as described in the table below. Each NEO's target opportunity is based upon factors such as the executive's role and scope of responsibilities. If an NEO did not meet the performance goals under the MIP for the prior year, the officer may also receive a reduced equity award or no award. Additionally, each NEO is required to maintain a satisfactory performance rating to receive an equity award. The Compensation Committee also may make discretionary grants of equity awards, based on factors relating primarily to the responsibilities of individual executives, their expected future contributions to Heritage and the recruitment and development of new officers.

2025 Equity Award Determinations

In February 2025, our NEOs, except for Mr. Bley, were granted restricted stock units based on target percentages of their respective January 1, 2025 base salaries as outlined in the table below. For our NEOs, except for Mr. Bley, 50% of the target award is subject to three-year ratable service-based vesting and 50% of the target award may be earned based on cumulative performance over the three-year period of January 1, 2025 through December 31, 2027. The performance metrics selected by the Compensation Committee for the performance-based awards were return on average tangible common equity and three-year total shareholder return, in each case, relative to the Bank's performance-based peer group. The Committee chose this mix to strengthen the pay-for-performance feature while preserving the retention benefit of the awards.

The following table contains the target opportunity, expressed as a percentage of base salary, for each of our NEOs, as well as their actual 2025 awards.

Name	Target Opportunity as % of Eligible Salary	Equity Awards Granted ($ Value)	50% in Target Performance Stock Units	50% in Restricted Stock Units
Jeffrey J. Deuel	60%	$443,702	9,045	9,045
Bryan D. McDonald	47.5%	$256,632	5,232	5,231
Donald J. Hinson	40%	$173,188	3,531	3,530
Tony W. Chalfant	40%	$146,036	2,977	2,977
Nicholas M. Bley (1)	—	—	—	—
Matthew T. Ray	35%	$147,361	3,004	3,004
(1)    Mr. Bley did not participate in the 2024 performance share program to receive a 2025 equity award because he received a hire grant in 2024.

The performance metrics for the performance awards granted in 2025 are as follows:

Corporate Goal	Weighting	Threshold	Target	Maximum
Return on Average Tangible Common Equity	50%	25th Percentile	50th Percentile	75th Percentile
Three-Year Total Shareholder Return	50%	25th Percentile	50th Percentile	75th Percentile
Payout Opportunity as a % of Target (1)		50%	100%	150%
(1)    The incremental vesting for each percentile point between threshold and target and between target and maximum is 2%.
2023 Performance Share Award Payout

Performance shares granted in 2023 were subject to performance vesting conditions tied to the Company's return on average assets and three-year total shareholder return relative to a defined peer group of banks, in each case, over the period from January 1, 2023 through December 31, 2025. In February 2026, the Compensation Committee reviewed the Company's actual performance against the defined peer group of banks to determine the payout. A summary of the Company's performance as measured against the goals, and the resulting payout, is set forth below.

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual Performance	% of Target Payout
Return on Average Tangible Common Equity	50%	25th Percentile	50th Percentile	75th Percentile	29th Percentile	16%
Three-Year Total Shareholder Return	50%	25th Percentile	50th Percentile	75th Percentile	9th Percentile	0%

Based on the performance results, our NEOs received a payout of 8% of the target number of shares granted, resulting in our NEOs vesting in the following number of shares:

Name	Target 2023 Performance Shares Granted	Number of Shares Earned	% of Target
Jeffrey J. Deuel	7,018	561	8%
Bryan D. McDonald	3,345	268	8%
Donald J. Hinson	2,549	204	8%
Tony W. Chalfant	2,200	176	8%

Messrs. Bley and Ray did not participate in the 2023 performance share program.
NEO Stock Ownership Guidelines

Heritage maintains stock ownership guidelines for its NEOs. These guidelines were established to promote a long-term perspective in managing Heritage and to align the interests of our NEOs with those of Heritage's shareholders. Under the guidelines, our NEOs are expected to have equity ownership with a value of not less than three times the base salary for our CEO and one and a half times the base salary for our other NEOs. The guidelines require each NEO to retain not less than 50% of shares received (on a net after tax basis) until the NEO satisfies the ownership requirements. If an NEO fails to satisfy the ownership requirement, 25% of the NEOs' annual cash incentive bonus will instead be paid in Heritage shares. The guidelines provide the NEOs with five years to reach the required ownership level. As of December 31, 2025, all NEOs were in compliance with the guidelines. Information about ownership guidelines for our non-employee directors can be found in the “Director Compensation” section of this Proxy Statement.
Retirement Benefits

401(k) Plan: We maintain the Heritage Financial Corporation 401(k) Profit Sharing Plan and Trust as a tax-qualified retirement plan. The Plan is a defined contribution plan and is designed to provide employees (including NEOs) with savings opportunities and financial security during retirement. There are currently two possible Company contributions to the Plan:
•A matching contribution equal to 50% of an employee’s salary deferral contributions up to a maximum of 6% of an employee’s eligible compensation (i.e., a maximum matching contribution equal to 3% of the employee's eligible compensation); and
•A profit-sharing contribution that includes a discretionary contribution, based on a percentage of an employee’s eligible compensation, Heritage’s financial performance and management’s recommendation, as may be approved by the Board. For 2025, the Company did not make a discretionary contribution to the Plan.

Deferred Compensation Plan: Under the Deferred Compensation Plan, participants are permitted to elect to defer compensation, and Heritage has the discretion to make additional contributions to the plan on behalf of any participant based on a number of factors. The notional account balances earn interest on an annual basis and the Compensation Committee may change this crediting rate prospectively, at its discretion. The current applicable crediting rate, as initially selected by the Committee, is the Moody’s Seasoned Aaa Corporate Bond Yield as of January 1 of each year. Generally, a participant’s account is payable upon the earliest of the participant’s separation from service with Heritage, the participant’s death or disability, or a specified date that is elected by the participant in accordance with applicable rules of the IRC. Heritage’s obligation to make payments under the Deferred Compensation Plan is a general obligation of the Company and is to be paid from its general assets. As such, participants are general unsecured creditors of Heritage with respect to their participation in the Plan. The Compensation Committee believes that the Deferred Compensation Plan provides Heritage with another tool to attract and retain the best qualified individuals to serve in key roles within the organization.

Mr. Bley and Mr. Ray did not participate in the Deferred Compensation Plan for the 2024 performance year, and therefore did not receive any Company contributions during 2025. Each of the NEOs are currently party to a participation agreement pursuant to which Heritage will make performance-based contributions to accounts maintained on the NEO's behalf under the Deferred Compensation Plan. The terms of the particular participation agreements for the NEOs are described in more detail following the Nonqualified Deferred Compensation table below.

The Compensation Committee approved the following performance goals for the 2024 performance period:

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual 2024 Performance
Diluted Earnings per Share	50%	$1.50	$2.00	$2.50	$1.80 (2)
Net Charge Offs/Average Loans	50%	0.11%	0.06%	0.01%	0.06%
Contribution Opportunity as % of Salary		10%	20%	35%	90% (1)
(1)Payout as a percentage of target payout.

(2)The Committee exercised discretion by making adjustments to account for $22.7 million in pre-tax losses on the sale of investment securities, $2.9 million in after-tax costs related to the BOLI restructuring, and $1.6 million pre-tax gain on the sale of premises and equipment, which, together, resulted in an adjusted diluted earnings per share of $1.80 compared to the unadjusted $1.24 diluted earnings per share.

The following table reflects the 2025 deferred compensation contributions based on 2024 performance results:

Name	Earned Deferred Compensation Incentives ($)	Earned Deferred Compensation Incentive as Percentage of Total Compensation (%)
Jeffrey J. Deuel	$131,819	17.4%
Bryan D. McDonald	$96,300	7.2%
Donald J. Hinson	$74,923	8.1%
Tony W. Chalfant	$61,977	7.8%
Nicholas M. Bley	$—	—%
Matthew T. Ray	$—	—%

The Compensation Committee approved the following performance goals for the 2025 performance period:

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual 2025 Performance	% of Target Achieved
Core Diluted Earnings per Share	50%	$1.75	$2.06	$2.37	2.23(1)	141%
Net Charge Offs/Average Loans	50%	0.13%	0.08%	0.03%	0.03%	175%
Contribution Opportunity as % of Salary		10%	20%	35%	158.1% (2)
(1)The Core Diluted Earnings per Share utilized for the 2025 performance period was $2.23 due to adjustments for securities loss trades and merger-related costs, which were excluded from the calculation for 2025 incentive payments as discussed above, and impacted Diluted Earnings per Share by $0.27.
(2)Payout as a percentage of target payout.

In February 2026, the Compensation Committee approved Company contributions to the Deferred Compensation Plan of $80,553, $205,484, $142,310, $119,948, $131,512, and $110,092 on behalf of Messrs. Deuel, McDonald, Hinson, Chalfant, Bley, and Ray respectively, based on 2025 performance results. Company contributions to the Deferred Compensation Plan are subject to vesting, as described more fully in "Nonqualified Deferred Compensation" section of this Proxy Statement.
Perquisites and Other Benefits

Heritage NEOs are eligible to participate in all Heritage benefit plans on the same terms as other employees. These plans include medical, dental and vision insurance, life insurance, long-term disability insurance and flexible spending accounts. Messrs. Deuel and Chalfant additionally receive perquisites in the form of club memberships, and Messrs. Deuel and McDonald receive perquisites in the form of Company-provided automobiles. These perquisites are considered a priority for these individuals because of their community involvement and business development activities.

In addition, each of our NEOs is a party to an endorsement-method split-dollar insurance agreement with Heritage that provides additional life insurance in an amount equal to 100% of the NEO's base salary. Under the agreements, NEOs have insurance coverage with a death benefit payable in an amount equal to the lesser of 100% of the net amount-at-risk or the annual base salary then in effect. Heritage pays all premiums and is entitled to the cash value of the policy and the remainder of the executive’s death benefit, if any. In addition, the policies permit the NEOs to access an accelerated eligible death benefit in an amount equal to the lesser of 100% of the net amount-at-risk or $500,000 in the event the NEO incurs a chronic or terminal illness during employment, following termination of employment, on or after the NEO's attainment of age 62, or when the NEO is involuntarily terminated or terminates employment for good reason following a change in control. The economic value of the additional life insurance for 2025, representing the imputed income amount of the insurance coverage for tax purposes is set forth as part of “All Other Compensation” in the Summary Compensation Table below.

Regulatory Considerations

As a publicly-traded financial institution, Heritage must comply with multiple layers of regulations when considering and implementing compensation decisions. These regulations do not set specific parameters within which compensation decisions must be made; however, they do require that the Company and the Compensation Committee be mindful of the risks associated with compensation programs designed to incentivize superior performance. While the regulatory focus has been heightened over the last several years, the incorporation of general risk assessment concepts into compensation decisions is not a recent development.

Under the Interagency Guidelines Establishing Standards for Safety and Soundness (the "Safety and Soundness Standards"), published by the FDIC in 2015, excessive compensation is prohibited as an unsafe and unsound practice. The FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid or noncash benefits provided to an employee is unreasonable or disproportionate to the services the employee performs. The Safety and Soundness Standards set forth a framework within which financial institutions should evaluate an employee’s compensation, with factors including compensation history, internal pay equity, and, if appropriate, comparable compensation practices at peer institutions. In order to give the assessment proper context, the assessment should be made in light of the financial institution's overall financial condition.

Separately, in 2010, the federal regulatory agencies, including the FDIC, the Federal Reserve, and the Office of the Comptroller of the Currency together issued the Guidance on Sound Incentive Compensation Policies (the "Joint Guidance") in 2010. The Joint Guidance complements the Safety and Soundness Standards and establishes a framework within which financial institutions must assess the soundness of their incentive compensation plans, programs, and arrangements. Because the Joint Guidance is limited to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to the financial institution, it is somewhat narrower in scope than the Safety and Soundness Standards. With respect to those individuals to whom it applies, the Joint Guidance aims to ensure that any available incentive compensation arrangements appropriately balance risk and reward, are compatible with effective controls and risk management, and have the support of strong corporate governance.

In addition to the foregoing, proposed rules under relevant provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") that intend to implement further risk assessment guidelines and procedures with respect to incentive-based compensation may eventually be finalized by the financial institution regulatory agencies and the SEC. Version of these proposed rules have now been issued three times: first during 2011, then again in 2016, and most recently in 2024 (which was subsequently withdrawn). However, none of those proposed rules has been finalized. If any such rules are ever finalized, they may impose additional compensation-related risk assessment guidelines, procedures and requirements on the Company and the Bank.

The Company is also subject to the SEC’s rules regarding risk assessment, which apply to all publicly-traded companies. The SEC maintains specific compensation risk assessment rules, applicable generally to publicly-traded companies, which require Heritage to determine whether any of its existing incentive compensation plans, programs, or arrangements create risks that are reasonably likely to have a material adverse effect on the issuer, and if so, to disclose information about such arrangements.

Accordingly, the Compensation Committee completes an annual risk assessment of all of the Company’s compensation programs and components, most recently performed in December 2025. The Committee has determined that the Company's incentive compensation plans, programs, and arrangements do not create risks that are reasonably likely to have a material adverse effect on the Company.

Finally, when making decisions about executive compensation, the Company also considers the impact of other regulatory provisions, including: Section 162(m) of the Code regarding the tax deductibility of certain compensation; Section 409A of the Code regarding nonqualified deferred compensation; Section 280G of the Code regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control; and FASB ASC Topic 718, which requires Heritage to recognize the compensation cost of grants of equity awards based upon their grant date fair value.

Clawback Policy

Heritage adopted an enhanced clawback policy which became effective in November 2023, in accordance with the SEC rules and Nasdaq listing standards. A copy of the clawback policy is publicly filed with our Annual Report on Form 10-K for the year ended December 31, 2025.
Policies and Practices Related to the Grant of Certain Equity Awards

Heritage does not currently grant new awards of stock options, stock appreciation rights, or similar option-like instruments (“Options”). Accordingly, the Company has no specific policy or practice on the timing of awards of Options in relation to the disclosure of material nonpublic information by the Company. In the event the Company determines to grant new awards of Options, the Board will evaluate the appropriate steps to take in relation to the foregoing.
Insider Trading Policy

Heritage has adopted an insider trading policy governing the purchase, sale, and other dispositions of its securities by directors, officers, and employees of the Company that is designed to promote compliance with insider trading laws, rules, and regulations and any applicable Nasdaq listing standards. A copy of the Insider Trading Policy is available on our website at www.hf-wa.com under "Governance Documents," and is attached as an exhibit to Heritage's Annual Report on Form 10-K for the year ended December 31, 2025.
Anti-Hedging and Pledging Policy

Heritage's Insider Trading Policy specifically prohibits our insiders from entering into hedging transactions involving the Company's stock. To our knowledge, none of our executive officers or directors has entered into a hedging transaction involving Company stock in violation of this prohibition. The Insider Trading Policy also identifies the risk of pledging Company securities as collateral for a loan or a margin account and cautions against such as it carries with it the risk of insider trading liability if the loan defaults or the if the insider fails to meet the margin call. To our knowledge, none of our NEOs or directors has pledged their Company stock. A copy of the Insider Trading Policy is available on our website at www.hf-wa.com under "Governance Documents" and is attached as an exhibit to Heritage's Annual Report on Form 10-K for the year ended December 31, 2025.
Tax and Accounting Considerations

Heritage considers tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. In selecting appropriate incentive devices, the Committee reviews extensive financial scenarios and analyses and considers the related tax and accounting issues.

Section 162(m) of the IRC as amended, generally precludes a tax deduction for compensation in excess of $1 million paid by a public company to any individual covered by the recently expanded definition of a "covered employee" in a taxable year. The Compensation Committee considers this limit when making compensation decisions, but it retains the discretion to pay non-deductible compensation if it believes doing so would be in Heritage's best interests.
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee of the Board has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on the Committee’s review and discussion with management, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2025.
Respectfully submitted by Directors Jeffrey S. Lyon (Chair), Kimberly T. Ellwanger, Gail B. Giacobbe, Frederick B. Rivera, and Ann Watson.
EXECUTIVE COMPENSATION
Summary Compensation Table

The following table shows the aggregate compensation for services rendered to Heritage or its subsidiaries by our NEOs paid or accrued for the years ended December 31, 2025, 2024, and 2023:

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Jeffrey J. Deuel Retired Chief Executive Officer of Heritage Financial Corporation (effective May 2025)	2025	252,804	—	443,702	152,906	14,883	147,948	1,012,243
	2024	721,721	—	424,302	339,209	1,660	143,309	1,630,201
	2023	686,306	—	381,365	281,386	11,371	249,212	1,609,640
Bryan D. McDonald President and Chief Executive Officer of Heritage Financial Corporation and Heritage Bank	2025	610,616	—	256,632	356,852	9,259	112,121	1,345,480
	2024	493,446	—	202,236	208,728	1,017	95,657	1,001,084
	2023	436,128	—	181,754	160,931	6,948	163,062	948,823
Donald J. Hinson Executive Vice President and Chief Financial Officer of Heritage Financial Corporation and Heritage Bank	2025	439,446	—	173,188	212,635	10,494	86,571	922,334
	2024	406,300	—	157,700	152,780	1,164	80,741	798,685
	2023	378,400	—	138,523	124,115	8,122	137,135	786,295
Tony W. Chalfant Executive Vice President and Chief Credit Officer of Heritage Financial Corporation and Heritage Bank	2025	370,572	—	146,036	184,688	3,308	91,805	796,409
	2024	339,303	—	132,994	128,596	335	87,163	688,391
	2023	322,628	—	119,531	116,791	2,017	136,243	697,210
Nicholas M. Bley(5) Executive Vice President of Heritage Financial Corporation and Executive Vice President and Chief Operating Officer of Heritage Bank	2025	408,008	—	—	197,423	—	10,770	616,201
	2024	71,233	300,000	350,019	—	—	2,000	723,252

Matthew T. Ray (6) Executive Vice President and Chief Lending Officer of Heritage Financial Corporation and Heritage Bank	2025	372,130	—	147,361	180,063	—	11,205	710,759

(1)    The amounts in the "Stock Awards" column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of the restricted stock unit awards granted to each NEO for the applicable covered year. Awards subject to performance conditions for Messrs. Deuel, McDonald, Hinson, Chalfant, and Ray are reported assuming target level performance, the probable outcome at the time of grant. The February 25, 2025 grant date fair value for the time-vested restricted stock units and the portion of the performance-vested restricted stock units measured by return on average assets was $24.29 per unit and the grant date fair value for the portion of the performance-vested restricted stock units measured by total shareholder return was $25.24 per unit under the Monte Carlo method. The "Stock Awards" column for performance-based restricted stock units have been adjusted to properly reflect the grant date fair value using the Monte Carlo method used for accounting purposes. For a discussion of the valuation assumptions used in calculating these amounts, see the Consolidated Financial Statements Note 15 in the Form 10-K for the year ended December 31, 2025. If performance-vested restricted stock unit awards were reported assuming maximum level performance, the combined values reported above for stock awards for 2025 would have been as follows: $555,701 for Mr. Deuel, $321,417 for Mr. McDonald, $216,899 for Mr. Hinson, $182,898 for Mr. Chalfant, and $184,558 for Mr. Ray.
(2)    The amounts in the "Non-Equity Incentive Plan Compensation" column reflect the actual earnings under the MIP. The material terms of the MIP for 2025 are described in the Compensation Discussion and Analysis under “2025 Annual Cash Incentive Award Determinations.”
(3)    The amounts in the "Change in Pension Value & Nonqualified Deferred Compensation Earnings" column consist of above-market interest earned under the Deferred Compensation Plan.

(4)    The following table reflects all other compensation to our NEOs for 2025:

Name	Employer 401(k) Match ($)	Cell Phone ($)	Deferred Compensation Plan Contributions ($)	Club Membership ($)	Automobile Provision ($)	Executive Life Insurance ($)	Total ($)
Jeffrey J. Deuel	10,500	240	131,819	3,744	1,042	603	147,948
Bryan D. McDonald	10,500	360	96,300	—	4,369	592	112,121
Donald J. Hinson	10,500	360	74,923	—	—	788	86,571
Tony W. Chalfant	10,500	360	61,977	18,091	—	877	91,805
Nicholas M. Bley	10,500	270	—	—	—	—	10,770
Matthew T. Ray	10,500	360	—	—	—	345	11,205
(5)    Mr. Bley was hired as Executive Vice President of the Company and Executive Vice President and Chief Operating Officer of the Bank on October 28, 2024.
(6)    Mr. Ray was not an NEO in 2024 and 2023.
Grants of Plan-Based Awards Table

The following table discloses each plan-based award made to our NEOs during the year ended December 31, 2025.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey J. Deuel	—	63,201	126,402	189,603	—	—	—	—	—
	02/25/2025	—	—	—	4,523	9,045	13,568	—	223,999
	02/25/2025	—	—	—	—	—	—	9,045	219,703
Bryan D. McDonald	—	147,499	294,998	442,496	—	—	—	—	—
	02/25/2025	—	—	—	2,616	5,232	7,848	—	129,570
	02/25/2025	—	—	—	—	—	—	5,231	127,061
Donald J. Hinson	—	87,889	175,778	263,668	—	—	—	—	—
	02/25/2025	—	—	—	1,766	3,531	5,297	—	87,420
	02/25/2025	—	—	—	—	—	—	3,531	85,768
Tony W. Chalfant	—	74,114	148,229	222,343	—	—	—	—	—
	02/25/2025	—	—	—	1,489	2,977	4,466	—	73,725
	02/25/2025	—	—	—	—	—	—	2,977	72,311
Nicholas M. Bley	—	81,602	163,203	244,805	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
Matthew T. Ray	—	74,426	148,852	223,278	—	—	—	—	—
	02/25/2025	—	—	—	1,502	3,004	4,506	—	74,394
	02/25/2025	—	—	—	—	—	—	3,004	72,967
(1)The amounts in the "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" column reflect the threshold, target, and maximum award opportunities under the MIP for 2025. The actual awards for 2025 are presented in the Summary Compensation Table. For a participant to be eligible to receive any award, corporate performance had to exceed a threshold level and the participant had to achieve a satisfactory individual performance evaluation. The material terms of the MIP for 2025 are described in the Compensation Discussion and Analysis under “2025 Annual Cash Incentive Award Determinations.”
(2)The amounts in the "Estimated Possible Payouts Under Equity Incentive Plan Awards" reflect the threshold, target and maximum performance stock unit opportunities granted in 2025. The material terms of these awards are described in the Compensation Discussion and Analysis under the "2025 Equity Award Determinations."
(3)The amounts in the "All Other Stock Awards Number of Shares of Stock or Units" column reflect service-based restricted stock units granted in 2025. The material terms of these awards are described in the Compensation Discussion and Analysis under “2025 Equity Award Determinations.”
(4)The amounts in the "Grant Date Fair Value of Stock and Option Awards" reflect the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. Awards subject to performance conditions are reported assuming target level performance, the probable outcome at the time of grant. The February 25, 2025 grant date fair value for the time-vested shares and the portion of the performance shares measured by return on average tangible common equity was $24.29 per share, the grant date fair value for the portion of the performance shares measured by total shareholder return was $25.24 per share. For a discussion of valuation assumptions, see Note 15 to the Consolidated Financial Statements in the Form 10-K for the year ended December 31, 2025.

Outstanding Equity Awards Table

The following table shows the unvested stock awards held by our NEOs as of December 31, 2025. There were no outstanding stock options as of December 31, 2025.

		Stock Awards
Name	Grant Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards Number of Unearned Shares or Units of Stock that Have Not Vested (#) (2)	Equity Incentive Plan Awards Market Value of Unearned Shares or Units of Stock that Have Not Vested ($) (3)
Jeffrey J. Deuel	02/22/2023	2,339	(4)	55,317	7,018	165,976
	02/26/2024	7,832	(4)	185,227	11,747	277,817
	02/25/2025	9,045	(4)	213,914	9,045	213,914
Bryan D. McDonald	02/22/2023	1,115	(4)	26,370	3,345	79,109
	02/26/2024	3,733	(4)	88,285	5,599	132,416
	02/25/2025	5,231	(4)	123,713	5,232	123,737
Donald J. Hinson	02/22/2023	850	(4)	20,103	2,549	60,284
	02/26/2024	2,911	(4)	68,845	4,366	103,256
	02/25/2025	3,531	(4)	83,508	3,530	83,485
Tony W. Chalfant	06/25/2020	1,316	(5)	31,123	—	—
	02/22/2023	733	(4)	17,335	2,200	52,030
	02/26/2024	2,455	(4)	58,061	3,682	87,079
	02/25/2025	2,977	(4)	70,406	2,977	70,406
Nicholas M. Bley	12/18/2024	9,715	(6)	229,760	—	—
Matthew T. Ray	03/01/2018	1,512	(4)	35,759	—	—
	02/22/2022	310	(4)	7,332	—	—
	02/22/2023	662	(4)	15,656	—	—
	02/22/2023	4,244	(4)	100,371	—	—
	02/26/2024	3,328	(4)	78,707	—	—
	12/18/2024	3,332	(6)	78,802	—	—
	02/25/2025	3,004	(4)	71,045	3,004	71,045
(1)The amounts in the "Market Value of Shares or Units of Stock That Have Not Vested" column represent grants of service-based restricted units of Heritage common stock. The market value of these units is the number of units that had not vested as of December 31, 2025 multiplied by $23.65, the closing price of Heritage common stock on December 31, 2025.
(2)The amounts in the "Equity Incentive Plan Awards Number of Unearned Shares or Units of Stock that Have Not Vested" reflect outstanding performance-based stock units assuming: target level performance for the three-year total shareholder return goal for shares granted in 2023, 2024, and 2025 and the return on average tangible common equity goal for shares granted in 2023, 2024 and 2025. The performance stock units cliff vest after three years and are measured relative to peers for total shareholder return and return on average tangible common equity.
(3)The amounts in the "Equity Incentive Plan Awards Market Value of Unearned Shares or Units of Stock That Have Not Vested" column represent the market value of unearned performance-based restricted stock units that had not vested as of December 31, 2025 multiplied by $23.65, the closing price of Heritage common stock on December 31, 2025.
(4)The restricted stock unit awards vest ratably over three years from the date of grant as of March 15th annually.
(5)The restricted stock unit awards vest ratably over six years from the date of grant as of June 15th annually.
(6)The restricted stock unit awards vest ratably over three years from the date of grant as of December 15th annually.

Option Exercises and Stock Vested

The following table shows the value realized upon the vesting of stock awards for the NEOs during the year ended December 31, 2025. During 2025, there were no stock options exercised by the NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey J. Deuel	14,534	345,473
Bryan D. McDonald	6,110	145,235
Donald J. Hinson	4,604	109,437
Tony W. Chalfant	5,259	123,678
Nicholas M. Bley	4,857	123,514
Matthew T. Ray	5,057	121,586
Nonqualified Deferred Compensation

The following table provides information for the NEOs regarding participation in plans that provide for the deferral of compensation on a non-tax qualified basis during the year ended December 31, 2025:

Name	Executive Contributions ($)	Registrant Contributions ($) (1)	Aggregate Earnings ($) (2)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at December 31, 2025 ($) (3)
Jeffrey J. Deuel	—	131,819	86,787	296,220	1,501,298
Bryan D. McDonald	—	96,300	57,469	—	1,121,709
Donald J. Hinson	24,000	74,923	65,136	—	1,271,360
Tony W. Chalfant	—	61,977	20,531	—	400,739
Nicholas M. Bley	—	—	—	—	—
Matthew T. Ray	—	—	—	—	—
(1)All of the amounts in the "Registrant Contributions" column are reported in the "All Other Compensation" column of the Summary Compensation Table above for 2025.
(2)Of the amounts in the "Aggregate Earnings" column for the year ended December 31, 2025, the following amounts are reported under the "Change in Pension Value & Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table above for 2025: $14,883, $9,259, $10,494, and $3,308 for Messrs. Deuel, McDonald, Hinson, and Chalfant, respectively.
(3)Of the amounts reported in the "Aggregate Balance at December 31, 2025" column, the following amounts were reported as compensation in the Summary Compensation Table in previous years: $1,351,414, $844,223, $938,935, and $293,239 for Messrs. Deuel, McDonald, Hinson, and Chalfant, respectively.

Heritage adopted a deferred compensation plan in 2012. Heritage has since entered into a participation agreement with each of the NEOs, and with respect to Messrs. Deuel, McDonald, Hinson, and Chalfant, an amendment to their agreements. The potential performance-based contributions were based on a percentage of the respective executive’s salary, with a pre-determined minimum, target and maximum level, with the amount of the contributions based on Heritage's actual achievement of the pre-determined performance goals. The performance metrics used to determine the amount of the contributions are described in the "Deferred Compensation Plan" section of the Compensation Discussion and Analysis under "Retirement Benefits."

Under their respective Deferred Compensation Plan participation agreements, as amended, Heritage’s contributions on behalf of Messrs. Deuel, McDonald, and Hinson for 2025 based on 2024 performance were set at 10% of salary for minimum achievement of performance goals, 20% for target achievement, and 35% for maximum achievement. Company contributions on behalf of Messrs. Deuel, McDonald, and Hinson under the Deferred Compensation Plan are fully vested. The participation agreements provide for Company contributions under the Deferred Compensation Plan for plan years through and including 2025 (to be paid in 2026).

Under Mr. Chalfant's Deferred Compensation Plan participation agreement, entered into in 2020, Mr. Chalfant first became eligible for a contribution in 2021 based on 2020 performance. Such contributions are set at 10% of salary for minimum achievement of performance goals, 20% for target achievement and 35% for maximum achievement. Company contributions on behalf of Mr. Chalfant under the Deferred Compensation Plan were 80% vested as of January 1, 2025 and will vest an additional 20% on July 1, 2026, at which time Mr. Chalfant will become fully vested.

His participation agreement provides for Company contributions under the Deferred Compensation Plan for plan years through and including 2025 (to be paid in 2026).

Under Messrs. Bley's and Ray's Deferred Compensation Plan participation agreement, entered into in 2025, Messrs. Bley and Ray first became eligible for a contribution in 2026 based on 2025 performance. Such contributions are set at 10% of salary for minimum achievement of performance goals, 20% for target achievement and 35% for maximum achievement. Company contributions on behalf of Messrs. Bley and Ray under the Deferred Compensation Plan will vest 10% annually on January 1 of each year until January 1, 2035, at which time Messrs. Bley and Ray will become fully vested.

Under each of the Deferred Compensation participation agreements, Heritage’s contributions fully vest upon a change in control or the participant’s death or disability. In the event of the participant’s separation from service other than for cause, the participant forfeits all unvested amounts and if the separation from service is for cause, the participant forfeits all vested and unvested amounts. Individual voluntary deferrals, if any, are always fully vested and not subject to forfeiture.

Distributions of the vested portion begin on the later to occur of the participant’s 65th birthday, or the participant’s separation from service but may be distributed earlier upon the participant’s death or disability.

Distributions that are made as a result of the participant attaining age 65 or separating from service, other than due to death or disability, are made in monthly installments over 24 or 60 months. If, however, the separation from service occurs within 24 months following a change in control or as a result of the participant’s death or disability, the payment would be made in a lump sum in the month following such separation from service, death or disability.

Potential Payments Upon Termination or Change in Control

The following table reflects the estimated amounts of compensation that would be paid to each NEO in the event of various terminations of employment and in the event of a change in control of Heritage as of the last business day of the year ended December 31, 2025. The calculations do not include compensation and benefits the NEOs would receive that are generally available to our salaried employees or, generally, upon a voluntary termination of employment. Mr. Deuel's Transitional Employment Agreement only allows for equity benefits in the event of various terminations of employment and in the event of a change in control of Heritage. Amounts set forth in the following table are gross amounts and, to the extent paid in connection with a change in control, may be subject to a cutback resulting in a reduced payment being made to the NEOs.

Name	Compensation/Benefits Payable upon Termination	Termination Without Cause by the Employer or Termination for Good Reason by the Employee ($)	Qualifying Termination in Connection with a Change in Control ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)	Change in Control - No Termination ($)
Jeffrey J. Deuel	Cash Severance (1)	200,000	200,000
	Accelerated Vesting of Equity Awards (2)	1,112,165	1,112,165	1,112,165	1,112,165	657,707
	Total	1,312,165	1,312,165	1,112,165	1,112,165	657,707
Bryan D. McDonald	Cash Severance (1)	1,338,256	2,230,426	—	—	—
	Accelerated Vesting of Equity Awards (2)	573,631	573,631	573,631	573,631	335,262
	Continued Medical and Dental Coverage	38,891	38,891	—	—	—
	Split Dollar Benefit (4)	—	—	—	550,000	—
	MIP (5)	—	—	356,852	356,852	—
	Total	1,950,778	2,842,948	930,483	1,480,483	335,262
Donald J. Hinson	Cash Severance (1)	613,341	1,226,681	—	—	—
	Accelerated Vesting of Equity Awards (2)	419,480	419,480	419,480	419,480	247,024
	Continued Medical and Dental Coverage	16,361	24,542	—	—	—
	Split Dollar Benefit (4)	—	—	—	450,164	—
	MIP (5)	—	—	212,635	212,635	—
	Total	1,049,182	1,670,703	632,115	1,082,279	247,024
Tony W. Chalfant	Cash Severance (1)	522,968	1,045,937	—	—	—
	Accelerated Vesting of Equity Awards (2)	386,441	386,441	386,441	386,441	209,515
	Accelerated Vesting of Deferred Compensation (3)	80,147	80,147	80,147	80,147	80,147
	Continued Medical and Dental Coverage	16,243	24,365	—	—	—
	Split Dollar Benefit (4)	—	—	—	379,610	—
	MIP (5)	—	—	184,688	184,688	—
	Total	1,005,799	1,536,890	651,276	1,030,886	289,662
Nicholas M. Bley	Cash Severance (1)	581,816	1,163,631	—	—	—
	Accelerated Vesting of Equity Awards (2)	229,760	229,760	229,760	229,760	—
	Continued Medical and Dental Coverage	23,618	35,427	—	—	—
	MIP (5)	—	—	197,423	197,423	—
	Total	835,194	1,428,818	427,183	427,183	—
Matthew T. Ray	Cash Severance (1)	379,426	758,852	—	—	—
	Accelerated Vesting of Equity Awards (2)	458,715	458,715	458,715	458,715	71,045
	Continued Medical and Dental Coverage	10,328	15,492	—	—	—
	Split Dollar Benefit (4)	—	—	—	379,426	—
	MIP (5)	—	—	180,063	180,063	—
	Total	848,469	1,233,059	638,778	1,018,204	71,045
(1)The amounts set for in the "Cash Severance" row reflect the sum of cash severance payments to be made pursuant to Messrs. Deuel's, McDonald's, Hinson's, Chalfant's, Bley's, and Ray's employment agreements.
(2)The amounts in the "Accelerated Vesting of Equity Awards" rows are based on Heritage’s common stock closing price of $23.65 on December 31, 2025. As provided in their employment agreements and the 2014 and 2023 Omnibus Equity Incentive Plans, the NEOs are eligible for accelerated vesting of outstanding equity awards. Pursuant to the applicable employment agreements, for purposes of a termination without cause by the employer or termination for good reason, performance stock units will vest based on actual performance (without proration for duration of employment); for purposes of a qualifying termination in connection with a change in control, performance stock units will vest at target performance (without proration for duration of employment). Because the actual performance is relative to Heritage's peer group and such information is not yet available, estimates in this table are based upon target level performance.

(3)The amounts in the "Accelerated Vesting of Deferred Compensation" rows reflect the incremental cost or unvested portion of deferred compensation.
(4)The amounts in the "Split Dollar Benefit" rows reflect the death benefit to be paid to the beneficiary designated by the NEO under split-dollar insurance agreement assumes maximum payout of current annual base salary. The value of the accelerated benefit is not determinable and therefore is excluded.
(5)The amounts in the "MIP" rows reflect the MIP prorated payment upon death or disability.
Employment Agreements and Severance/Change in Control Benefits

The rationale for having employment agreements in place is to retain the employment of our NEOs and the talent, skills, experience and expertise that they provide to Heritage. Retention of the current leadership team is a critical goal of the Board as it protects Heritage and its shareholders and provides stability and the type of skilled leadership needed in the current operating environment. Employment agreements also provide critical protection to Heritage by subjecting the executives to non-competition, non-solicitation, and other restrictions following their employment.

Heritage entered into an employment agreement with Mr. Hinson effective July 1, 2019, Mr. Chalfant effective July 1, 2020, Mr. Bley effective July 23, 2024, and Mr. Ray effective January 1, 2023. On July 1, 2024, Heritage entered into a Transitional Employment Agreement with Mr. Deuel, and on May 6, 2025 entered into an Employment Agreement with Mr. McDonald, which, in each case, superseded their prior employment agreements. The material terms of the current non-CEO NEO employment agreements are identical and have the following terms: June 30, 2022 (Mr. Hinson); June 30, 2023 (Messrs. Chalfant and Ray); and June 30, 2027 (Mr. Bley); which automatically extends for an additional year on July 1, 2020 (Mr. Hinson), July 1, 2021 (Messrs. Chalfant and Ray); and July 1 2026 (Mr. Bley), and each July 1 thereafter, unless either party gives at least 90 days’ prior notice that the employment period will not be extended.

CEO Employment Agreement

Mr. McDonald's employment agreement provides for an annual base salary of $650,000 as adjusted for salary increases annually. The salary will be reviewed annually and may be increased, but not decreased, at the discretion of the Board. The agreement provides that Mr. McDonald is eligible to receive a performance-based annual cash incentive bonus, in accordance with Heritage’s annual incentive plan, with a 50% target opportunity. The agreement with Mr. McDonald, provides an automobile for business use or a car allowance.

The agreement provides for severance benefits in the event the Mr. McDonald's employment is terminated by Heritage other than for cause and other than as a result of the Mr. McDonald's death or disability, or if the employment is terminated by Mr. McDonald for good reason (as used in this section, “Termination”). For a Termination during the term of the employment agreement that is not in connection with a change in control, Mr. McDonald would be entitled to receive an amount equal to 150% of his base compensation, payable in monthly installments over a 24-month period. For a Termination in connection with a change in control, Mr. McDonald would be entitled to receive a lump sum equal to 250% of his base compensation. In the event of a Termination, Mr. McDonald and his eligible dependents would also be entitled to continued coverage under the medical and dental plans of Heritage at active employee rates for 18 months; provided that, such period is 18 months if the Termination is not in connection with a change in control. The employment agreement also provides for accelerated vesting of outstanding equity awards and any unvested Heritage contributions to the Deferred Compensation Plan in the event of a Termination. All unvested awards subject to performance or target requirements will be treated as having satisfied all service-based vesting requirements, and performance-based vesting requirements will be based upon actual Company performance during the applicable periods as if Mr. McDonald had continued service through the end of the applicable performance period (without proration for duration of employment); provided, however, that if the Termination occurs in connection with a change in control, awards subject to vesting, performance, or target requirements will vest at a target level of performance (without proration for duration of employment).

All severance benefits under the employment agreement are contingent upon execution and non-revocation of a general release and waiver of claims against Heritage. The agreement is subject to certain banking regulatory provisions and include a clawback provision should any severance payment require recapture under any applicable statute, law, regulation or regulatory interpretation or guidance. Further, the agreement provides for an automatic reduction of the severance payment contingent on a change in control if the reduction would result in a better net-after-tax result for Mr. McDonald after taking into account the impact of the golden parachute payment restrictions of Sections 280G and 4999 of the IRC.

The employment agreement contains restrictive covenants prohibiting indefinitely the unauthorized disclosure of confidential information of Heritage by Mr. McDonald during and after his employment with Heritage, and prohibiting Mr. McDonald from competing with Heritage and from soliciting its employees or customers during employment and after termination of employment for any reason during the following periods: the non-competition restrictions, for a period of 12 months following termination of employment for any reason and, for the non-solicitation restrictions, a period of 18 months following termination of employment for any reason. The restricted period reduces to 12 months if the termination is in connection with a change in control, and terminates on the Mr. McDonald's final day of employment if Heritage delivers a notice of non-renewal of the agreement and then terminates Mr. McDonald's employment upon or following the expiration of the agreement term.

Non-CEO NEO Employment Agreements

The employment agreements provide for annual base salaries as follows: for Mr. Hinson, $450,164; for Mr. Chalfant, $379,610; for Mr. Bley, $416,008; and for Mr. Ray, $379,426, as adjusted for salary increases in 2025. The salaries will be reviewed annually and may be increased, but not decreased, at the discretion of the Board. The agreements provide that each executive is eligible to receive a performance-based annual cash incentive bonus, in accordance with Heritage’s annual incentive plan, with the target opportunities stated as the following percentages of the applicable annual base salary: for Messrs. Hinson, Chalfant, Bley, and Ray 40%. In addition, each NEO is entitled to participate in any other incentive or employee benefit plans of Heritage, on as favorable a basis as other similarly situated and performing senior executives.

The agreements provide for severance benefits in the event the executive’s employment is terminated by Heritage other than for cause and other than as a result of the executive’s death or disability, or if the employment is terminated by the executive for good reason (as used in this section, “Termination”). For a Termination during the term of the employment agreement that is not in connection with a change in control, each executive would be entitled to receive an amount equal to 100% of their Base Compensation, payable in monthly installments over a 24-month period. For a Termination in connection with a change in control, each executive would be entitled to receive a lump sum equal to 200% of their Base Compensation. In the event of a Termination, each of the executives and their eligible dependents would also be entitled to continued coverage under the medical and dental plans of Heritage at active employee rates for 18 months; provided that, such period is 12 months for each executive if the Termination is not in connection with a change in control. The employment agreements also provide for accelerated vesting of outstanding equity awards and any unvested Heritage contributions to the Deferred Compensation Plan in the event of a Termination. All unvested awards subject to performance or target requirements will be treated as having satisfied all service-based vesting requirements, and performance-based vesting requirements will be based upon actual Company performance during the applicable periods as if the NEOs had continued service through the end of the applicable performance period (without proration for duration of employment); provided, however, that if the Termination occurs in connection with a change in control, awards subject to vesting, performance, or target requirements will vest at a target level of performance (without proration for duration of employment).

All severance benefits under the employment agreements are contingent upon execution and non-revocation of a general release and waiver of claims against Heritage. The agreements are subject to certain banking regulatory provisions and include a clawback provision should any severance payment require recapture under any applicable statute, law, regulation or regulatory interpretation or guidance. Further, the agreements provide for an automatic reduction of severance payments contingent on a change in control if the reduction would result in a better net-after-tax result for the executive after taking into account the impact of the golden parachute payment restrictions of Sections 280G and 4999 of the IRC.

The employment agreements contain restrictive covenants prohibiting indefinitely the unauthorized disclosure of confidential information of Heritage by the executives during and after their employment with Heritage, and prohibiting the executives from competing with Heritage and from soliciting its employees or customers during employment and after termination of employment for any reason during the following periods: the non-competition restrictions, for a period of 12 months following termination of employment for any reason and, for the non-solicitation restrictions, a period of 24 months following termination of employment for any reason. With respect to all of the executives, the restricted period reduces to 12 months if the termination is in connection with a change in control, and terminates on the executive’s final day of employment if Heritage delivers a notice of non-renewal of the agreement and then terminates the executive’s employment upon or following the expiration of the agreement term.

Transitional Employment Agreement

Mr. Deuel’s Transitional Employment Agreement became effective on July 1, 2024 and provides for the systematic succession and transition of his duties as President and CEO of the Company and CEO of Heritage Bank leading up to and following his retirement, which was effective on May 6, 2025. Under his agreement, Mr. Deuel will continue to serve as a part-time non-officer employee of the Company through March 31, 2027.

Mr. Deuel was entitled to a base salary of $732,330 while serving as CEO of the Company. During the non-officer period, Mr. Deuel is now entitled to a monthly base salary of $20,000 for the first 12 months of the non-officer period, and then to a monthly base salary of $10,000 for the remainder of the non-officer period while serving as a part-time non-officer employee to the Company and Heritage Bank. While serving as CEO of the Company, Mr. Deuel was eligible to receive performance-based annual incentive bonuses, in accordance with the Company’s annual incentive plan, with a target opportunity of 50% of annual base salary. The agreement provides that Mr. Deuel was eligible to receive restricted stock unit awards granted in 2025, and will be eligible to continue vesting in such awards for so long as he remains an employee of the Company.

The agreement provides that Mr. Deuel will continue to be eligible to receive Company contributions to the Company non-qualified deferred compensation plan for the 2025 plan year, provided that the contribution for the 2025 plan year will be based on the actual base salary earned by Mr. Deuel through the date of his retirement as CEO of the Company, rather than the annual base salary in effect at the end of the plan year. In addition, while serving as CEO of the Company, Mr. Deuel was entitled to participate in any other incentive or employee benefit plans of the Company, on as favorable a basis as other similarly situated and performing senior executives. For such a termination on or after May 6, 2025, Mr. Deuel shall continue to receive the base salary owed to him under this agreement through the term of the agreement and accelerated vesting of outstanding equity awards in the event of a such a termination.

All severance benefits under the agreement are contingent upon Mr. Deuel’s execution and non-revocation of a general release and waiver of claims against the Company. The agreement is subject to certain banking regulatory provisions and includes a clawback provision should any severance payment require recapture under any applicable statute, law, regulation or regulatory interpretation or guidance. Further, the agreement provides for an automatic reduction of severance payments if the reduction would result in a better net-after-tax result for the respective executive after taking into account the impact of the golden parachute payment restrictions of Sections 280G and 4999 of the IRC.

The agreement contains restrictive covenants prohibiting the unauthorized disclosure of confidential information of the Company by Mr. Deuel during and after his employment with the Company and prohibiting Mr. Deuel from competing with Heritage and from soliciting its employees or customers during employment and after termination of employment for any reason. The non-competition and non-solicitation provisions apply for a period of 18 months following any termination that that is not in connection with a change in control and for a period of 12 months following any termination in connection with a change in control.
Equity Plans

Heritage currently maintains the Heritage Financial Corporation 2023 Omnibus Equity Plan and the Heritage Financial Corporation 2014 Omnibus Equity Plan. Upon approval of the 2023 Omnibus Equity Plan, additional grants under the 2014 Omnibus Equity Plan were no longer permitted, but the 2014 Omnibus Equity Plan will remain in effect for as long as grants thereunder remain outstanding. These Plans provide for accelerated vesting of awards upon disability or death. The 2023 Omnibus Equity Plan contains a “double trigger” vesting provision, which provides that in the event of a change in control, all outstanding awards will become immediately exercisable or vested, with performance-based awards becoming partially vested based upon target level performance (without proration for duration of employment) and the acquirer does not assume outstanding awards or provide substitute equivalent awards, or if the award recipient is terminated without cause or if the award recipient terminates his or her own employment for good reason within 24 months following a change in control. As of December 31, 2025, there were 731,499 shares available for issuance under the 2023 Omnibus Equity Plan.

Split-Dollar Agreements

During 2025, each of our NEOs, except for Mr. Bley, is a party to a split-dollar agreement that provides for the payment of a death benefit to a beneficiary designated by the NEO in an amount up to 100% of base salary upon the death of the NEO prior to a separation from service and an accelerated benefit of an indeterminable amount (not to exceed $500,000) in the event of a chronic or terminal illness prior to separation from service or following a qualifying separation from service. During February 2026, Mr. Bley entered into a split-dollar agreement that provides for the same benefits as noted above for the other NEOs. In addition, Mr. McDonald has an additional life insurance benefit of $50,000, through a plan that was in place with Whidbey Island Bank before it was acquired by Heritage.
Management Incentive Plan

In the case of a death or disability, the MIP allows for prorated payments for time worked during the performance period. Once the plan year concludes, the incentive award will be calculated based on established performance goals and paid in a similar time and manner as payments to other participants.
Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Directors Ellwanger, Giacobbe, Lyon, Rivera, and Watson. No members of this Committee were officers or employees of Heritage or its subsidiaries during the year ended December 31, 2025 or as of the Record Date, nor were they formerly officers or had any relationships otherwise requiring disclosure.
CEO Pay Ratio

In August 2015, the SEC adopted a rule under the Dodd-Frank Act requiring disclosure of the ratio of the CEO's annual total compensation to the annual total compensation of the median employee. In determining our median employee, a list of all full-time and part-time employees, exclusive of our CEO, Mr. McDonald, was prepared based on active employees included in the Company's payroll system as of December 31, 2025. Gross wages were ranked from highest to lowest to determine the median employee. The annual total compensation of the median employee was then calculated in the same manner as the total compensation disclosed for Mr. McDonald in the Summary Compensation Table shown above. The ratio of the CEO's compensation to the median employee's compensation is as follows:

Annual Total Compensation of CEO	$1,345,480
Annual Total Compensation of the Median Employee	$82,014
Ratio of CEO to Median Employee Compensation	16.4 : 1.0

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC's rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio.
Pay Versus Performance

In accordance with rules adopted by the SEC, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation actually paid ("CAP") and certain Company performance for the fiscal years listed below. You should refer to our Compensation Discussion and Analysis for a complete description of how executive compensation relates to Company performance and how the Compensation Committee makes its decisions.

Year	Summary Compensation Table Total for PEO, Deuel (1)	Compensation Actually Paid (CAP) to PEO, Deuel			Average Summary Compensation Table Total for non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based on:		Net Income (dollars in thousands)	Diluted Earnings per Share (4)
			Summary Compensation Table Total for PEO, McDonald (1)	Compensation Actually Paid (CAP) to PEO, McDonald			Company Total Shareholder Return	Peer Group Total Shareholder Return (3)
2025	$1,012,243	$866,385	$1,345,480	$1,274,531	$761,426	$737,432	$122.94	$160.37	$67,532	$1.96
2024	$1,630,201	$1,781,999	$—	$—	$802,853	$852,649	$122.24	$145.82	$43,258	$1.24
2023	$1,609,640	$1,117,360	$—	$—	$759,489	$599,782	$102.00	$123.35	$61,755	$1.75
2022	$1,646,631	$2,017,896	$—	$—	$745,198	$862,522	$139.52	$122.74	$81,875	$2.31
2021	$1,431,274	$1,328,856	$—	$—	$650,852	$638,129	$107.88	$139.21	$98,035	$2.73
(1)For 2021, 2022, 2023, 2024 and until May 6, 2025, Heritage's principal executive officer ("PEO") was Mr. Deuel. Mr. Deuel's 2025 Compensation Actually Paid was $866,385. Effective May 7, 2025, Heritage's PEO was Mr. McDonald.
(2)For 2021, and 2022, Heritage's non-PEO NEOs were Messrs. McDonald, Hinson, and Chalfant, and Cindy Hirman. Ms. Hirman was the Chief Banking Officer and she retired in April 2023. For 2023, Heritage's non-PEO NEOs were Messrs. McDonald, Hinson, Chalfant, and Ray. For 2024, Heritage's non-PEO NEOs were Messrs. McDonald, Hinson, Chalfant, and Bley. For 2025, Heritage's non-PEO NEOs were Messrs. Hinson, Chalfant, Bley, and Ray.
(3)The bank index utilized is the S&P U.S. SmallCap Banks Index.
(4)Diluted Earnings per Share is the Company Selected Measure. This metric is reported as unadjusted.

The following table reconciles the 2025 Summary Compensation Table compensation to the CAP disclosed in the above table. The PEO compensation disclosed below is for Mr. Deuel.

2025	PEO	Non PEO NEOs
Summary Compensation Table Total Compensation	$1,012,243	$761,426
– Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(443,702)	(116,646)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	424,845	111,689
+ Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	(118,907)	(19,615)
+ Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years for which Applicable Vesting Conditions were Satisfied during the Fiscal Year	(8,094)	578
Compensation Actually Paid	$866,385	$737,432

The following table reconciles the 2025 Summary Compensation Table compensation to the CAP disclosed in the above table. The PEO compensation disclosed below is for Mr. McDonald.

2025	PEO	Non PEO NEOs
Summary Compensation Table Total Compensation	$1,345,480	$761,426
– Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(256,632)	(116,646)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	245,723	111,689
+ Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	(56,677)	(19,615)
+ Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years for which Applicable Vesting Conditions were Satisfied during the Fiscal Year	(3,363)	578
Compensation Actually Paid	$1,274,531	$737,432

The valuation assumptions used to calculate equity award fair values in the above table are prescribed by Item 402(v) of Regulation S-K and did not materially differ from those disclosed at the time of the grant.

The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:

•the Company's and the indexed cumulative total shareholder return (assuming an initial fixed investment of $100);
•the Company's Net Income; and
•the Company Selected Measure, which is Diluted Earnings per Share.

Total Shareholder Return versus Compensation Actually Paid
Compensation Actually Paid ($M)
Value of $100 Investment from 12/31/2020
$2.5
$2.0
$1.5
$1.0
$0.5
$0.0
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
$139.21
$107.88
$139.52
$122.74
$123.35
$102.00
$145.82
$122.24
$160.37
$122.94
$1.33
$0.64
$2.02
$0.86
$1.12
$0.60
$1.78
$0.85
$0.87
$0.74
$1.27
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
PEO 2 CAP ($M)
HFWA TSR
S&P US Smallcap Banks TSR

Net Income versus Compensation Actually Paid
$3
$2
$2
$1
$1
$0
$120
$100
$80
$60
$40
$20
$0
Compensation Actually Paid ($M)
Net Income ($M)
$98.04
$81.88
$61.76
$43.26
$67.53
$1.33
$0.64
$2.02
$0.86
$1.12
$0.60
$1.78
$0.85
$0.87
$0.74
$1.27
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
PEO 2 CAP ($M)
Net Income ($M)

Diluted Earnings per Share versus Compensation Actually Paid
Compensation Actually Paid ($M)
Diluted Earnings per Share
$3
$2
$2
$1
$1
$0
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
$2.73
$2.31
$1.75
$1.24
$1.96
$1.33
$0.64
$2.02
$0.86
$1.12
$0.60
$1.78
$0.85
$0.87
$0.74
$1.27
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
PEO 2 CAP ($M)
Diluted EPS

In the Company's assessment, the most important financial measures used to link CAP to our NEOs, for the most recently completed fiscal year, to the Company's performance were the following:

Most Important Financial Performance Measures
Diluted Earnings per Share
Net Charge Offs/Average Loans
Overhead Ratio
Return on Average Tangible Common Equity
Three-Year Total Shareholder Return
REPORT OF THE AUDIT AND FINANCE COMMITTEE
The following report of the Audit and Finance Committee of the Board for the year ended December 31, 2025 shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Heritage specifically incorporates this report therein, and shall not otherwise be deemed filed under these Acts.

Management is responsible for: (1) preparing Heritage’s financial statements in conjunction with the Company's independent registered public accounting firm so that they comply with generally accepted accounting principles and fairly present Heritage’s financial condition, results of operations and cash flows; (2) issuing financial reports that comply with the requirements of the SEC, the Financial Accounting Standards Board, and the Public Company Accounting Oversight Board ("PCAOB"); and (3) establishing and maintaining adequate internal control structures and procedures for financial reporting. The Audit and Finance Committee’s responsibility is to monitor and oversee these processes. In furtherance of its role, the Audit and Finance Committee undertakes periodic reviews of Heritage’s internal controls and areas of potential exposure, such as litigation matters. The Audit and Finance

Committee meets at least quarterly and reviews the interim financial results and earnings releases prior to their publication.
The Audit and Finance Committee reports as follows with respect to Heritage’s audited financial statements for the year ended December 31, 2025:
•The Audit and Finance Committee has reviewed and discussed the audited financial statements with management;
•The Audit and Finance Committee has discussed with the independent registered public accounting firm, Crowe LLP, the matters required to be discussed by the requirements of the PCAOB and the SEC;
•The Audit and Finance Committee has received the written disclosures and the letter from Crowe LLP required by applicable requirements of the PCAOB regarding Crowe LLP’s communications with the Audit and Finance Committee concerning its independence, and has discussed the same with Crowe LLP; and
•The Audit and Finance Committee has, based on its review and discussions with management of the 2025 audited financial statements and discussions with the independent registered public accounting firm, recommended to the Board that Heritage’s audited financial statements for the year ended December 31, 2025 be included in its Annual Report on Form 10-K for the year ended December 31, 2025.

The foregoing report is provided by the following directors, who constitute the Audit and Finance Committee:

Respectfully submitted by Directors Brian S. Charneski (Chair), Scott T. Allan, Trevor D. Dryer, Jeffrey S. Lyon, and Karen R. Saunders
PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board has appointed Crowe LLP as Heritage's independent registered public accounting firm for the year ending December 31, 2026. You are asked to ratify the appointment of Crowe LLP at the Annual Meeting. Although shareholder ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2026 is not required by our Bylaws or otherwise, our Board is submitting this appointment to shareholders for their ratification at the Annual Meeting as a matter of good corporate practice. If the appointment of Crowe LLP is not ratified by our shareholders, the Audit and Finance Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Crowe LLP. Even if the appointment of Crowe LLP is ratified by the shareholders at the Annual Meeting, the Audit and Finance Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year. Crowe LLP has served as Heritage’s independent registered public accounting firm since 2012.

The Audit and Finance Committee operates under a written charter adopted by the Board of Directors. In fulfilling its oversight responsibility of reviewing the services performed by Heritage’s independent registered public accounting firm, the Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm. The Committee discussed with Crowe LLP the overall scope and plans for the audit, and the results of the audit for the year ended December 31, 2025. Heritage also reviewed and discussed its fees with Crowe LLP, as described below, and determined the fees billed for services were compatible with Crowe LLP maintaining its independence.

A representative of Crowe LLP is expected to attend the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement.

Ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2026 requires the affirmative vote of the majority of the shares of Heritage common stock present, virtually or by proxy, and entitled to vote at the Annual Meeting. Abstentions will have the same legal effect as a vote "against" this proposal, while broker non-votes, because they will not be counted as entitled to vote, will not affect the voting on this proposal. The Board recommends that you vote "FOR" the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2026.
Audit Fees

The following table sets forth the aggregate fees billed or expected to be billed to Heritage by its independent registered public accounting firm for or during the years indicated. Crowe LLP audited Heritage’s consolidated financial statements for the years ended December 31, 2025 and 2024. Crowe LLP does not provide any professional services to the Company related to tax compliance, tax advice, or tax planning.

	Year-Ended December 31,
	2025	2024
Audit Fees (1)	$815,300	$759,900
Audit-Related Fees (2)	127,400	50,400
Total	$942,700	$810,300
(1)Audit fees consist of fees paid for the audit of Heritage’s consolidated financial statements included in Heritage's Annual Report on Form 10-K, the audit of Heritage’s internal control over financial reporting and the reviews of the interim condensed consolidated financial statements included in Heritage's Quarterly Reports on Form 10-Q, including services normally provided by an accountant in connection with statutory and regulatory filings or engagements, and the review of registration statements filed with the SEC and the issuance of consents.
(2)Audit-related fees include aggregate fees billed for assurance of related services by the accountant that are reasonably related to the performance of the audit or review of Heritage's financial statement, including fees for the audit of the employee benefit plan sponsored by Heritage and procedures performed related to registration statements.
Pre-approval Policy

It is the policy of the Audit and Finance Committee to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm and the estimated fees for these services. Pre-approval is typically granted by the full Committee. In considering non-audit services, the Committee will consider various factors, including, but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm. For the year ended December 31, 2025, the Committee approved all, or 100%, of the services provided by Crowe LLP that were designated as audit fees, audit-related fees and all other fees as set forth in the table above.
SHAREHOLDER PROPOSALS
In order to be eligible for inclusion in the proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at the executive office at 201 Fifth Avenue S.W., Olympia, Washington 98501, no later than November 20, 2026. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act, and as with any shareholder proposal (regardless of whether included in our proxy materials), our Articles of Incorporation and Bylaws. Shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required under Rule 14a-19 of the Exchange Act no later than March 8, 2027; provided that, if the date of next year's annual meeting has changed by more than 30 calendar days from the date of this year's Annual Meeting (an annual meeting date outside such period being referred to herein as an "Other Meeting Date"), then notice must be provided by the later of 60 calendar days prior to the date of next year's annual meeting, or the 10th calendar day following the day on which public announcement of the date of such annual meeting is first made by Heritage.
Article 10 of our Articles of Incorporation generally provides that shareholders will have the opportunity to propose nominees for election to the Board if the nominations are made in writing and delivered as set forth in our Articles of Incorporation to our Board Chair not less than 14 days nor more than 50 days before such annual meeting of shareholders; provided, however, if less than 21 days’ notice of the meeting is given, the shareholder’s notice shall be delivered to the Board Chair no later than the close of the seventh day following the date on which notice of the meeting was mailed to shareholders. As specified in the Articles of Incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including the name and address of each proposed nominee, the principal occupation of each proposed nominee, the total number of shares of Heritage common stock that will be voted for each shareholder proposed nominee, the name and address of the nominating shareholder, and the number of shares of Heritage common stock owned by the nominating shareholder. Heritage’s Corporate Governance and Nominating Committee, in its discretion, may disregard any nominations that do not comply with the above-listed requirements. Upon the Committee’s instructions, the vote teller may disregard all votes cast for a nominee if the nomination does not comply with the above-listed requirements.
MISCELLANEOUS
The Board is not aware of any business to come before the Annual Meeting other than the matters described in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.
This proxy statement is being furnished in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. We will pay the cost of soliciting proxies. In addition to furnishing the proxy materials to our shareholders, our directors, officers and employees may also solicit proxies personally, electronically, or by telephone without additional compensation. In addition, we have engaged Advantage Proxy to assist in distributing proxy materials and contacting record and beneficial owners of our common stock. We have agreed to pay a fee of $3,750, including out-of-pocket expenses, for these services. We will also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.
Our annual report for the year ended December 31, 2025 (including consolidated financial statements) has been furnished along with this Proxy Statement to all shareholders of record as of the close of business on the Record Date. The annual report is not to be treated as part of the proxy solicitation material or having been incorporated by reference in this Proxy Statement. A copy of Heritage’s Annual Report on Form 10-K for the year ended December 31, 2025 that was filed with the SEC on February 27, 2026 will be provided to you without charge if you were a shareholder of Heritage as of the close of business on the Record Date. Please make your written request to:

Heritage Financial Corporation
Attention: Kaylene M. Lahn
Corporate Secretary
201 Fifth Avenue S.W.
Olympia, Washington 98501

Your vote matters - here's how to vote! You may vote online or by phone instead of mailing this card.

Online Go to www.envisionreports.com/HFWA or scan the QR code - login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/HFWA

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A	Proposals —The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1.	Election as directors of the nominees listed below for a one-year term.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Scott T. Allan	☐	☐	☐	02 - Brian S. Charneski	☐	☐	☐	03 - Trevor D. Dryer	☐	☐	☐

04 - Kimberly T. Ellwanger	☐	☐	☐	05 - Gail B. Giacobbe	☐	☐	☐	06 - Jeffrey S. Lyon	☐	☐	☐

07 - Bryan D. McDonald	☐	☐	☐	08 - Frederick B. Rivera	☐	☐	☐	09 - Karen R. Saunders	☐	☐	☐

10 - Brian L. Vance	☐	☐	☐	11 - Ann Watson	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Advisory (non-binding) approval of the compensation paid to named executive officers.	☐	☐	☐	3.	The ratification of the appointment of Crowe LLP as Heritage’s independent registered public accounting firm for the year ending December 31, 2026.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.
Please sign exactly as your name appears on the enclosed card. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, or guardian, please give your full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	IUPX	+

The 2026 Annual Meeting of Shareholders of Heritage Financial Corporation will be held on
 May 7, 2026, 9:00 a.m. Pacific Time, virtually via the internet at
https://meetnow.global/MYZUC44.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Revocable Proxy - Heritage Financial Corporation

Annual Meeting of Shareholders — May 7, 2026
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned hereby appoints Brian L. Vance and Brian S. Charneski, and each of them, with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of common stock of Heritage Financial Corporation (the “Company” or “Heritage”) which the undersigned is entitled to vote at the annual meeting of shareholders, to be held virtually on May 7, 2026 at 9:00 a.m., Pacific Time, and at any and all adjournments thereof, as stated on the reverse side.
This proxy also provides voting instructions to the trustees of the Heritage Financial Corporation 401(k) Profit Sharing Plan and Trust for participants with shares allocated to their accounts.
This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the election of each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3. If any other business is presented at such meeting, this proxy will be voted by the proxies named above in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority on the proxies named above to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the annual meeting.
Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of the Company at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.
The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement dated on or about March 20, 2026, and the 2025 Annual Report to Shareholders.
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

C	Non-Voting Items
Change of Address - Please print new address below.		Comments - Please print your comments below.	Meeting Attendance
			Mark box to the right if you plan to attend the Annual Meeting.	☐

	■	IUPX	+